As filed with the Securities and Exchange Commission on February 5, 2009
Registration No. 333-156844

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PRECISION DRILLING TRUST
(Exact name of Registrant as specified in its charter)

Alberta, Canada	1381	Not Applicable
(Province or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
incorporation or organization)	Classification Code Number)
4200, 150-6th Avenue S.W., Calgary, Alberta, Canada T2P 3Y7, (403) 716-4500
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System, 350 North St. Paul Street, Dallas, Texas 75201, (214) 979-1172
(Name, address, and telephone number of agent for service in the United States)

Copies to:

David W. Wehlmann Precision Drilling Trust 10370 Richmond Avenue, Suite 600 Houston, Texas 77042 (713) 435-6100 Fax: (713) 435-6171	Robert F. Gray, Jr. William S. Moss III Mayer Brown LLP 700 Louisiana Street, Suite 3400 Houston, Texas 77002 (713) 238-3000 Fax: (713) 238-4600	Jon C. Truswell Bennett Jones LLP 4500 Bankers Hall East 855 2nd Street SW Calgary, Alberta, Canada T2P 4K7 (403) 298-3100 Fax: (403) 265-7219

Christopher J. Cummings	Pat C. Finnerty
Shearman & Sterling LLP	Blake, Cassels & Graydon LLP
Commerce Court West	855 — 2nd Street S.W., Suite 3500
Suite 4405, 199 Bay Street	Bankers Hall East Tower
Toronto, Ontario, Canada	Calgary, Alberta, Canada
M5L 1E8	T2P 4J8
(416) 360-8484	(403) 260-9600
Fax: (416) 360-2958	Fax: (403) 260-9700

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement is declared effective.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☑	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check appropriate box below):

1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than seven calendar days after filing).

2.	☐	pursuant to Rule 467(b) on at (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on .

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box: ☑

PART I
INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Dated February 5, 2009
$800,000,000
Trust Units
Debt Securities
Warrants
Subscription Receipts
     Precision Drilling Trust (the “Trust”) may offer and issue, from time to time: (i) trust units (the “Trust Units”); (ii) any bonds, debentures, notes or other evidences of indebtedness of any kind, nature or description (the “Debt Securities”); (iii) warrants to purchase Trust Units and warrants to purchase Debt Securities (the “Warrants”); and (iv) subscription receipts of the Trust (the “Subscription Receipts” and together with the foregoing, collectively, the “Securities”) of up to $800,000,000 aggregate initial offering price of Securities (or the equivalent thereof in one or more foreign currencies or composite currencies, including United States dollars during the 25 month period that this prospectus, including any amendments thereto, is valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more shelf prospectus supplements (each, a “Prospectus Supplement”).
     The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Trust Units, the number of Trust Units offered, the issue price (in the event the offering is a fixed price distribution) and any other terms specific to the Trust Units being offered; (ii) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the Debt Securities being offered; (iii) in the case of Warrants, the designation, number and terms of the Trust Units or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; and (iv) in the case of Subscription Receipts, the number of Subscription Receipts offered, the issue price, the terms, conditions and procedures for the conversion or exercise of such Subscription Receipts into or for Trust Units or other securities or pursuant to which the holders thereof will become entitled to receive Trust Units or such other securities, and any other terms specific to the Subscription Receipts being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities. The Trust may also include in a Prospectus Supplement specific terms pertaining to the Securities which are not within the options and parameters set forth in this prospectus.
     All shelf information permitted under applicable laws to be omitted from this prospectus will be contained in one or more Prospectus Supplements that will be delivered to prospective purchasers together with this prospectus. Each Prospectus Supplement will be deemed to be incorporated by reference into this prospectus as of the date of the Prospectus Supplement and only for the purposes of the offering of Securities to which the Prospectus Supplement pertains.

     Prospective investors should be aware that the acquisition of Securities may have tax consequences both in Canada and the United States. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective investors should read the tax discussion, if any, in the applicable Prospectus Supplement and consult with a tax advisor.
     The Trust is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The Trust has prepared its financial statements in accordance with Canadian GAAP (as defined herein) and is subject to Canadian auditing and auditor independence standards. Therefore, the Trust’s financial statements may not be comparable to the financial statements of United States companies in certain respects.
     The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Trust has been settled under the laws of Canada, that some or all of the trustees of the Trust and the directors and officers of Precision Drilling Corporation (“Precision”), the administrator of the Trust, are residents of Canada and that all or a significant portion of the assets of the Trust and said persons may be located outside of the United States.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR PROVINCIAL SECURITIES COMMISSION OR SIMILAR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
     This prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Trust may offer and sell Securities to or through underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the sale of such Securities and the compensation of any such underwriters, dealers or agents. Except as set out in a Prospectus Supplement relating to a particular offering of Securities in connection with any offering of Securities, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Trust Units at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”. The issued and outstanding Trust Units of the Trust are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “PD.UN” and on the New York Stock Exchange (the “NYSE”) under the symbol “PDS”. No underwriter, dealer or agent in Canada or the United States has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.
     Any offering of Debt Securities, Warrants or Subscription Receipts would be a new issue of securities. There is no market through which the Debt Securities, Warrants or Subscription Receipts may be sold and purchasers may not be able to resell the Debt Securities, Warrants or Subscription Receipts purchased under this prospectus or any Prospectus Supplement. This may affect the pricing of the Debt Securities, Warrants or Subscription Receipts in the secondary market (if any), the transparency and availability of trading prices (if any), the liquidity of the Debt Securities, Warrants or Subscription Receipts (if any), and the extent of issuer regulation. See “Risk Factors”. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, Warrants or Subscription Receipts will not be listed on any securities exchange.
     A return on an investment in Trust Units is not comparable to the return on an investment in a fixed-income security. The recovery of an initial investment in Trust Units is at risk, and the anticipated return on such investment is based on many performance assumptions. Although the Trust intends to make distributions of available cash flow to holders of Trust Units (“Unitholders”), these cash distributions are not guaranteed and may be reduced, suspended or eliminated. The actual amount distributed will depend on numerous factors including: the financial performance of the Trust’s operating subsidiaries, debt obligations, working capital requirements and future capital requirements. In addition, the market value of the Trust Units may decline if the Trust’s cash distributions decline in the future, and that market value decline may be material.
     An investment in the Securities involves risks. See “Risk Factors”.
     The after tax return from an investment in Trust Units to Unitholders subject to Canadian income tax can be made up of both a return on capital and a return of capital. That composition may change over time, thus affecting an investor’s after tax return. Subject to certain amendments to the Income Tax Act (Canada) (the “Tax Act”) made effective on October 31, 2006 (the “SIFT Rules”), returns on capital generally are taxed as ordinary income in the hands of a Unitholder who is resident in Canada for purposes of the Tax Act. Pursuant to the SIFT Rules, commencing January 1, 2011 (provided the Trust only experiences “normal growth” before then) certain distributions from the Trust which otherwise would have been taxed as ordinary income generally will be characterized as dividends and the Trust will be subject to tax at corporate rates on the amount of those distributions. Returns of capital generally are not required to be (and under the SIFT Rules will continue to not be required to be) included in income for Unitholders who are resident in Canada for purposes of the Tax Act, but rather reduce the adjusted cost base of such Unitholder’s Trust Unit(s) for purposes of the Tax Act. Distributions of income to a Unitholder who is not resident in Canada for purposes of the Tax Act, or that is a partnership that is not a “Canadian partnership” for purposes of the Tax Act, generally will be subject to Canadian withholding tax. Prospective investors should consult their own tax advisors with respect to the Canadian income tax considerations applicable in their own circumstances. See “Risk Factors”.
     The Trust Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, the Trust is not a trust company and, accordingly, it is not registered under any trust and loan company legislation as it does not carry on or intend to carry on the business of a trust company.
     The offering of Securities hereunder is subject to approval of certain legal matters on behalf of the Trust by Bennett Jones LLP, Calgary, Alberta, Felesky Flynn LLP, Calgary, Alberta and Mayer Brown LLP, Houston, Texas.
     Information has been incorporated by reference in this short form prospectus from documents filed with the Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Corporate Services of Precision Drilling Corporation, the administrator of Precision Drilling Trust, at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, telephone 713-435-6100, and are also available electronically at www.sec.gov.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references in this prospectus to the “Trust” mean Precision Drilling Trust and, where the context requires, includes the Trust and all of its consolidated subsidiaries and any partnership of which the Trust and its subsidiaries are the partners.

Unless otherwise specifically stated, all financial information included and incorporated by reference in this prospectus is determined using Canadian generally accepted accounting principles, referred to as “Canadian GAAP”. “U.S. GAAP” means generally accepted accounting principles in the United States. The Trust prepares its financial statements in accordance with Canadian GAAP, which differs from U.S. GAAP. Therefore, the Trust’s financial statements included and incorporated by reference in this prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP. Prospective investors should refer to note 16 of the Trust’s consolidated financial statements as at and for the year-ended December 31, 2007 and the Interim GAAP Reconciliation (as defined herein) for a discussion of the principal differences between the Trust’s financial results and financial condition determined under Canadian GAAP and under U.S. GAAP.

EXCHANGE RATE INFORMATION

In this prospectus, references to “dollars”, “$”, and “Cdn.$” are to Canadian dollars, and references to “U.S.$” and “U.S. dollars” are to United States dollars. The exchange rate between the Canadian dollar and the United States dollar used in this prospectus varies depending on the date of the information contained herein.

The following table sets forth: (i) the rates of exchange for the Canadian dollar, expressed in U.S. dollars in effect at the end of each of the periods indicated; (ii) the average of the exchange rates in effect on the last day of each month during such periods; and (iii) the high and low exchange rates during each period, in each case based on the inverse of the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

						Nine Months
						Ended
	Year Ended December 31					September 30
	2004	2005	2006	2007	2008	2007	2008

Rate at end of period	0.831	0.858	0.858	1.012	0.817	1.004	0.944
Average rate for period	0.768	0.825	0.882	0.927	0.934	0.900	0.982
High for period	0.849	0.869	0.910	1.091	1.029	1.004	1.029
Low for period	0.716	0.787	0.853	0.844	0.771	0.844	0.926

On February 4, 2009, the inverse of the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was Cdn.$1.2268 = U.S.$1.00.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-10 relating to the Securities that the Trust has filed with the SEC (the “Registration Statement”). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. United States investors should refer to the Registration Statement and the exhibits to the Registration Statement for further information with respect to the Trust and the Securities.

The Trust files annual and quarterly reports, material change reports and other information with the securities commissions or similar regulatory authorities in each of the provinces of Canada and with the SEC. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements in Canada, which differ from those in the United States. Prospective investors may read and download any public document that the Trust has filed with securities commissions or similar regulatory authorities in each of the provinces of Canada on the System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR, and which may be accessed at www.sedar.com. Prospective investors may read any document that the Trust files with or furnishes to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Prospective investors may also obtain copies of the same documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact it at www.sec.gov for further information on the public reference room. The Trust’s filings are also electronically available from the SEC’s Electronic Document Gathering and

Retrieval System, which is commonly known by the acronym EDGAR, and which may be accessed at www.sec.gov, as well as from commercial document retrieval sources.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents are being or will be filed with the SEC as part of the Registration Statement: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) the consents of KPMG LLP; and (iii) the powers of attorney from the Trust’s trustees and Precision’s officers.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, and in certain documents incorporated by reference into this prospectus, including statements that contain words such as “could”, “should”, “can”, “anticipate”, “estimate”, “propose”, “plan”, “expect”, “believe”, “will”, “may” and similar expressions and statements relating to matters that are not historical facts constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking information and statements”). In particular, forward-looking information and statements include, but are not limited to: the impact of reductions in commodity prices; the potential impact and benefits of the Acquisition (as defined herein); the opportunities stemming from a focus on global contract drilling through United States expansion, international diversification opportunities and complementary product line expansion; that new drilling rigs are expected to be contracted with customers before completion; the timing of completion of rigs in Precision’s rig build program; the impact of shale gas drilling in Canada and the United States; that unconventional drilling applications will require high performance drilling rigs; that continental natural gas will continue to be part of the long-term energy solution for North America; that wells have a steep rate of production decline in the first year necessitating additional drilling to replace rapidly depleting wells; the timing and results of international diversification opportunities; that planned asset growth will generally be financed through existing debt facilities or cash retained from continuing operations; and statements as to seasonal and weather conditions affecting the Canadian oil and natural gas industry and the demand for the Trust’s services.

The forward-looking information and statements contained in this prospectus and in certain documents incorporated by reference herein are based on certain assumptions and analysis made by the Trust in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results, performance or achievements will conform to the Trust’s expectations and predictions is subject to a number of known and unknown risks and uncertainties which could cause actual results to differ materially from the Trust’s expectations. Such risks and uncertainties include, but are not limited to: fluctuations in the price and demand for and supply of oil and natural gas; fluctuations in the level of oil and natural gas exploration and development activities; fluctuations in the demand for well servicing, contract drilling and ancillary oilfield services; the effects of seasonal and weather conditions on operations and facilities; the existence of competitive operating risks inherent in well servicing, contract drilling and ancillary oilfield services; general economic, market or business conditions; changes in laws or regulations, including taxation, environmental and currency regulations; the lack of availability of qualified personnel or management; future capital expenditures and refurbishment, repair and upgrade costs; expected completion times for refurbishment and upgrade projects; sufficiency of funds for required capital expenditures, working capital and debt service; liabilities under laws and regulations protecting the environment; the impact of purchase accounting; expected outcomes of litigation, claims and disputes and their expected effects on the Trust’s financial condition and results of operations; difficulties and delays in achieving synergies and cost savings; the Trust’s ability to enter into and the terms of future contracts; the adequacy of sources of liquidity; inability to carry out plans and strategies as expected; loss of “mutual fund trust” status; the effect of Canadian federal government proposals regarding non-resident ownership; the conversion of the Trust into a corporate structure and other unforeseen conditions which could impact the use of services supplied by the Trust.

Consequently, all of the forward-looking information and statements made in this prospectus and in certain documents incorporated by reference in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Trust will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Trust or its business or operations. Readers are therefore cautioned not to place undue reliance on such forward-looking information and statements. Neither the Trust nor Precision are under any obligation to publicly update or revise any forward-looking information or statements except as expressly required by applicable securities laws.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with securities commissions and similar regulatory authorities in Canada and with the SEC.

Under applicable securities laws in Canada and the United States, the Canadian securities commissions or similar authorities and the SEC allow the Trust to incorporate by reference certain information that it files with the Canadian securities commissions or similar regulatory authorities, which means that the Trust can disclose important information to prospective investors by reference to those documents. Information that is incorporated by reference is an important part of this prospectus. The following documents of the Trust have been or will be filed with the various securities commissions or similar regulatory authorities in the provinces of Canada and with the SEC and are specifically incorporated by reference into and form an integral part of this prospectus:

1.	the annual information form of the Trust dated March 25, 2008 for the year ended December 31, 2007 (the “AIF”);

2.	the audited comparative consolidated financial statements of the Trust as at and for the years ended December 31, 2007 and 2006, together with the notes thereto, the auditors’ report thereon and the auditors’ report on internal control over financial reporting as of December 31, 2007;

3.	management’s discussion and analysis of the financial condition and results of operations of the Trust for the year ended December 31, 2007;

4.	the unaudited interim consolidated financial statements of the Trust for the three and nine month periods ended September 30, 2008;

5.	management’s discussion and analysis of the financial condition and results of operations of the Trust for the nine month period ended September 30, 2008;

6.	the supplemental note entitled “Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles” for the nine month period ended September 30, 2008 and 2007 (the “Interim GAAP Reconciliation”);

7.	the information circular of the Trust dated March 28, 2008 relating to the annual meeting of Unitholders held on May 7, 2008;

8.	the material change report of the Trust dated August 28, 2008 in respect of the agreement and plan of merger dated August 24, 2008 among the Trust, Grey Wolf, Inc. (“Grey Wolf”), Precision and Precision Lobos Corporation (“Lobos”) pursuant to which the Trust agreed to indirectly acquire Grey Wolf (the “Acquisition”);

9.	the material change report of the Trust dated December 19, 2008 in respect of the announcement of the expected principal terms of the credit facilities with the Trust’s banking syndicate, consisting of Royal Bank of Canada, RBC Capital Markets, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., HSBC Bank Canada, HSBC Bank USA, National Association and The Toronto-Dominion Bank (collectively, the “Commitment Banks”), in conjunction with the Acquisition;

10.	the material change report of the Trust dated December 23, 2008 in respect of the completion of the Acquisition pursuant to the agreement and plan of merger among the Trust, Grey Wolf, Precision and Lobos dated August 24, 2008, as amended December 2, 2008 (the “Grey Wolf MCR”); and

11.	the business acquisition report of the Trust dated January 21, 2009 in respect of the Acquisition (the “BAR”).

Any documents of the type required by National Instrument 44-101 Short Form Prospectus Distributions to be incorporated by reference herein including, without limitation, any material change reports (excluding confidential material change reports), comparative interim financial statements, comparative annual financial statements and the auditors’ report thereon, management’s discussion and analysis of financial condition and results of operations, information circulars, annual information forms and business acquisition reports filed by the Trust with the securities commissions or similar regulatory authorities in the provinces of Canada subsequent to the date of this prospectus and prior to the termination of this distribution are deemed to be incorporated by reference in this prospectus. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC, such document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that was necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon a new annual information form and corresponding annual financial statements and related management’s discussion and analysis being filed by the Trust with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form and all annual financial statements, interim financial statements and the related management’s discussion and analysis, material change reports, business acquisition reports and information circulars filed prior to the commencement of the Trust’s financial year in respect of which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the related management’s discussion and analysis being filed by the Trust with the applicable securities regulatory authorities during the currency of this prospectus, all interim consolidated financial statements and the related management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated in this prospectus for purposes of future offers and sales of Securities under this prospectus. Upon a new management information circular and proxy statement relating to an annual meeting of Unitholders being filed by the Trust with the applicable securities regulatory authorities during the currency of this prospectus, the management information circular and proxy statement for the preceding annual meeting of Unitholders shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities under this prospectus.

One or more Prospectus Supplements containing the specific variable terms for an issue of Securities and other information in relation to those Securities will be delivered or made available to purchasers of such Securities together with this prospectus to the extent required by applicable securities laws and will be deemed to be incorporated by reference into this prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.

Prospective investors should rely only on the information contained in or incorporated by reference in this prospectus or any Prospectus Supplement. The Trust has not authorized anyone to provide prospective investors with different or additional information. The Trust is not making an offer of these Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this prospectus or any Prospectus Supplement is accurate as of any date other than the date of the applicable document.

PRECISION DRILLING TRUST

The Trust is an unincorporated open-ended investment trust established under the laws of the Province of Alberta pursuant to a declaration of trust dated September 22, 2005 (the “Declaration of Trust”). The beneficiaries of the Trust are the Unitholders. The Trust’s principal undertaking is to issue Trust Units and to carry on the business of the provision of land-based contract drilling services to oil and gas exploration and production companies through its direct and indirect subsidiaries. This business is carried out in two segments consisting of contract drilling services and completion and production services. Contract drilling services include land drilling services, camp and catering services, procurement and distribution of oilfield supplies and the manufacture and refurbishment of drilling and service rig equipment. Completion and production services include service rig well completion and workover services, snubbing services, wastewater treatment services and the rental of oilfield surface equipment, tubulars and well control equipment and wellsite accommodations.

As of the date of this prospectus, management believes that the Trust is the second largest land driller in North America, based on the number of rigs in its drilling rig fleet. The Trust presently operates in most conventional and unconventional oil and natural gas basins in Canada and the United States and has an emerging presence in Mexico. Management believes that the Trust’s high performance drilling rigs, supply chain management systems and technology, together with its United States customer base, deep drilling capabilities and positions in United States basins, provides it with a substantial foundation for expansion, both in North America and internationally. After giving effect to the Acquisition, as of the date of this prospectus, the Trust has a high quality fleet consisting of 371 drilling rigs and 229 service rigs and 28 snubbing units. In addition, Precision presently offers its customers a complementary suite of wellsite products and services including camp and catering, wastewater treatment, snubbing and rental equipment. Most of these operations and the service rig business are located in Canada.

RECENT DEVELOPMENTS

Acquisition of Grey Wolf, Inc.

On December 23, 2008, the Trust completed the Acquisition pursuant to an agreement and plan of merger dated August 24, 2008, as amended December 2, 2008 (the “Merger Agreement”), with Grey Wolf, Precision and Lobos. Pursuant to the Acquisition, Grey Wolf was merged with and into Lobos (a subsidiary held directly and indirectly by the Trust) pursuant to the Texas Business Corporations Act and the Texas Corporation Law. Accordingly, the separate legal existence of Grey Wolf has ceased and Lobos, which was subsequently renamed “Precision Drilling Oilfield Services Corporation” (“PDOS”), is the surviving corporation.

Upon the closing of the Acquisition, Messrs. Frank M. Brown, William T. Donovan and Trevor M. Turbidy, each of whom was a director of Grey Wolf, were appointed to the board of directors of Precision.

Under the terms of the Merger Agreement, shareholders of Grey Wolf elected to receive either cash or Trust Units in exchange for their shares of Grey Wolf common stock. Each share of Grey Wolf common stock was convertible, at the option of the holder, into U.S.$9.02 in cash or 0.4225 Trust Units, subject to proration. The total consideration paid by the Trust to shareholders of Grey Wolf in connection with the Acquisition was approximately U.S.$897.2 million and 34.4 million Trust Units.

At closing of the Acquisition, Grey Wolf had outstanding $321.2 million aggregate principal amount of convertible notes. See “Consolidated Capitalization of the Trust”. Pursuant to the terms of the convertible notes, during the first quarter of 2009, PDOS, as successor to Grey Wolf, is required to make to the holders thereof a “change of control” offer to repurchase any or all of the outstanding convertible notes at 100% of the principal amount thereof, plus accrued but unpaid interest to the date of the repurchase, payable in cash.

The Acquisition is described in greater detail in the BAR and the Grey Wolf MCR. The BAR also contains audited annual financial statements of Grey Wolf for the year ended December 31, 2007, unaudited comparative interim financial statements of Grey Wolf for the nine months ended September 30, 2008 and unaudited pro forma consolidated financial statements of the Trust for the year ended December 31, 2007 and nine months ended September 30, 2008 that give effect to the Acquisition.

Grey Wolf Business Overview

Prior to giving effect to the Acquisition, Grey Wolf, a Texas corporation formed in 1980, was a holding company with no independent operations. Through its subsidiaries, Grey Wolf was engaged in the business of providing turnkey and onshore contract drilling services to the oil and gas industry in the United States and Mexico. Grey Wolf’s business was, and, as presently conducted by Precision, is, cyclical and its financial results depend on several factors including the overall demand for land drilling services, the dayrates it receives for services, the level of demand for turnkey services and its success in drilling turnkey wells. References to “Grey Wolf” in this section refer, as the context requires, to the business operations of Grey Wolf as presently conducted by Precision through PDOS.

Grey Wolf conducts its operations primarily in the following United States drilling markets:

•	Ark-La-Tex (consisting of northeast Texas, northern Louisiana and southern Arkansas);

•	United States Gulf Coast in southern Louisiana and the upper Texas Gulf Coast;

•	Mississippi/Alabama;

•	South Texas;

•	Rocky Mountain (consisting of Wyoming, Colorado, northwest Utah and northern New Mexico); and

•	Mid-Continent (including west Texas, southwest New Mexico, the Barnett Shale area in north Texas and the mid-continent region).

As at December 31, 2008, Grey Wolf had a fleet of 123 rigs. Its fleet has a deep-drilling bias with more than 96% of its rigs capable of withstanding high temperature and high pressure at depths exceeding 10,000 feet. Approximately 95% of the wells that Grey Wolf drills on a daywork and turnkey basis are targeted to natural gas. For the nine months ended September 30, 2008, the utilization rate for Grey Wolf’s rig fleet was 87%.

Grey Wolf’s rig fleet consists of several different sizes of rigs to meet the demand of its customers in each of the markets it serves. Its rig fleet consists of two basic types of drilling rigs, mechanical and diesel electric. As of December 31, 2008, Grey Wolf owned nine direct current diesel electric rigs and 69 Silicon Controlled Rectifier rigs. It also owned at December 31, 2008, 44 mechanical rigs and one diesel electric rig that is trailer-mounted for greater mobility.

Grey Wolf also utilizes 33 top drives in its drilling operations, which allows drilling with 90-foot lengths of drill pipe rather than 30-foot lengths, thus reducing the number of required connections in the drill string.

In 2007, Grey Wolf had over 210 customers which included independent producers and major oil and gas companies. In 2007, approximately 33% of Grey Wolf’s revenue came from major oil and natural gas companies and large independent producers, while the remaining approximately 67% came from smaller independents, with no individual customer accounting for more than 10% of Grey Wolf’s revenues. Grey Wolf primarily markets its drilling rigs on a regional basis through employee sales personnel.

Grey Wolf’s contracts for drilling oil and natural gas wells are obtained either through competitive bidding or as a result of relationships and negotiations with customers. Contract terms offered by Grey Wolf are generally dependent on the complexity and risk of operations, on-site drilling conditions, type of equipment used and the anticipated duration of the work to be performed. Drilling contracts can be for a single or multiple wells. Term drilling contracts typically contain early termination penalties while non-term contracts are typically subject to termination by the customer on short notice or with little or no penalty. The contracts generally provide for compensation on either a daywork (where Grey Wolf provides a drilling rig with required personnel to a customer and the customer supervises the drilling of the well and the customer generally pays for the cost of drilling) or turnkey basis (where Grey Wolf contracts to drill a well to an agreed upon depth under specified conditions for a fixed price). See “Risk Factors — Unexpected cost overruns on turnkey drilling jobs could adversely affect Precision’s revenues”. From time to time, Grey Wolf also enters into informal, non-binding commitments with its customers to provide drilling rigs for future periods at agreed upon rates plus fuel and mobilization charges, if applicable, and escalation provisions.

Acquisition Financing

In connection with the Acquisition, Precision entered into a new U.S.$1.2 billion senior secured credit facility with the Commitment Banks and certain other lenders (the “Secured Facility”) that is guaranteed by the Trust and is comprised of U.S.$800 million of term loans and a U.S.$400 million revolving facility and also entered into a U.S. $400 million unsecured bridge credit facility with certain of the Commitment Banks (the “Bridge Facility” and, together with the Secured Facility, the “Credit Facilities”) that is also guaranteed by the Trust. The Credit Facilities funded the cash portion of the Acquisition and refinanced the pre-closing Precision bank debt and certain pre-closing debt obligations of Grey Wolf. The Bridge Facility is available to fund the repurchase of Grey Wolf convertible notes that may be tendered for repurchase by holders under a change of control offer to be made in the first quarter of 2009.

For a detailed description of the Credit Facilities, see “Material Debt”. Potential investors may refer to copies of the credit agreements governing such facilities, which are available online at www.sedar.com and www.sec.gov.

Goodwill

Under Canadian GAAP, the cost of the Acquisition is determined by reference to the fair value of the consideration paid by the Trust or the fair value of the assets acquired by the Trust. Canadian GAAP requires that the value of the Trust Units issued as partial consideration for the Acquisition be based on their market value over a reasonable period before and after the date the terms of the Acquisition were agreed to, being August 24, 2008. Precision is currently assessing the implications of such valuation requirements on the allocation of the purchase price for the Acquisition and evaluating the carrying value of the resulting goodwill in the Acquisition.

In addition, Precision is currently assessing and evaluating the carrying value of its goodwill, both prior to and subsequent to the Acquisition, to determine if, as a consequence of the deterioration in general economic conditions during 2008, an impairment writedown to goodwill is required under Canadian GAAP to be reflected in the audited annual consolidated financial statements of the Trust for the year ended December 31, 2008.

In general, Canadian GAAP requires that the Trust assess its goodwill balance at least annually for impairment and that any permanent impairment writedown be charged to net income. The calculation of any impairment is subject to management estimates and assumptions. Factors that may be considered in such a calculation include, but are not limited to, declines in Trust Unit price and market capitalization, reduced future cash flow and earnings estimates, slower growth rates in the industry in which the Trust and its subsidiaries operate and general economic conditions. Any impairment would result in a writedown of the goodwill value and a non-cash charge against net income.

See “Risk Factors — The results of the Trust’s annual assessment of goodwill may result in a non-cash charge against the consolidated net income of the Trust”.

Industry Developments

The Trust’s business depends on the level of spending by oil and natural gas companies for exploration and development activities. Therefore, a sustained increase or decrease in the price of oil or natural gas, which could have a material impact on exploration and development activities, could also materially affect the Trust’s financial position, results of operations and cash flows. The recent decline in commodity prices has primarily been driven by the deterioration of the global economic environment, including, without limitation, volatility in the capital markets and lack of liquidity in the credit markets. Recent commodity price declines for oil and natural gas are expected to reduce funding for drilling and well servicing activity in North America which will likely result in reduced demand for oilfield services in the near term. Subject to the severity of the current winter heating season and demand levels for natural gas in North America, the current economic slowdown could moderate energy consumption growth and may result in lower producer spending for marginal oil and natural gas programs which may adversely affect the demand for Precision’s services.

Precision has experienced a reduction in the demand for its services in late 2008 and early 2009 in correlation with the significant downward trend in oil and natural gas prices over the same period. The following table summarizes the active land-based drilling rigs of Precision and the drilling industry as a whole in Canada and the United States as at the dates indicated:

	As at September 30, 2008		As at December 31, 2008
	Industry(1)	Precision(2),(3)	Industry(1)	Precision(3)

Canada	416	123	277	61
United States	1,995	138	1,721	115

Total	2,411	261	1,998	176

Notes:

(1)	Source: Canada — Canadian Association of Oilwell Drilling Contractors; United States — Baker Hughes, Inc.

(2)	On a pro forma basis after giving effect to the Acquisition.

(3)	Does not include Precision’s two active drilling rigs in Mexico.

Management of the Trust believes that Precision will be able to meet its debt obligations under the Credit Facilities notwithstanding the current and anticipated near-term decline in drilling and well servicing activity. See “Material Debt” and “Risk Factors”.

General

On July 31, 2008, Precision closed the acquisition of six service rigs from a private well servicing company for approximately $16 million. The assets are positioned in south-eastern Saskatchewan and south-western Manitoba and strengthen Precision’s capabilities in these oil regions. Subsequent to closing, Precision moved an additional three service rigs into these regions.

Precision’s 19 2008 Super Series drilling rig build program was comprised of 10 Super Single rigs and nine Super Triple rigs, all but one of which are committed to customers. Eighteen of these rigs are under signed term customer contracts. Management expects the remaining capital cost of the rig build program for 2009 to be approximately $165 million. Of the 19 rigs, two were delivered in 2008 and management expects the remaining contracted rigs to be delivered before the fourth quarter of 2009.

On August 31, 2008, certain non-compete obligations from a 2005 business divestiture that restricted the Trust’s growth outside of North America and in certain business lines expired. Through its international subsidiaries, the Trust can now pursue global contract drilling opportunities without restriction.

In addition to the Acquisition, Precision’s organic growth in the United States accelerated during 2008 with nine rig moves from Canada representing an expansion of the then existing United States fleet by 47%.

USE OF PROCEEDS

Except as may otherwise be set forth in a Prospectus Supplement, the net proceeds to be received by the Trust from the issue and sale from time to time of Securities will be added to the general funds of the Trust to be used to repay existing indebtedness of the Trust (see “Material Debt” and “Consolidated Capitalization of the Trust”), to fund capital expenditures and for other general corporate purposes. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

CONSOLIDATED CAPITALIZATION OF THE TRUST

The following table sets forth the consolidated capitalization of the Trust as at September 30, 2008 and as at December 31, 2008.

	As at	As at
	September 30, 2008	December 31, 2008
Designation	(unaudited)	(unaudited)
	(in Canadian GAAP, Cdn.$ millions, except unit amounts)

Bank Debt
Unsecured Revolving Credit Facility(1)	$231.8	—
Secured Facility(2)
Term Loan A Facility(3)	—	$489.2
Term Loan B Facility(4)	—	$489.8
Revolving Credit Facility(5)	—	$108.0

Total Secured Facility		$1,087.0
Bridge Facility(6)	—	$168.4
Convertible Notes
3.75% Notes(7)	—	$168.4
Floating Rate Notes(8)	—	$152.8

Total Debt	$231.8	$1,576.6
Unitholders’ Equity(9)
	$1,440.7	$2,353.9
Trust Units(10)	(125,601,441 Trust Units)	(160,042,065 Trust Units)
	$1.8	$1.7
Exchangeable Units(11)	(156,483 Exchangeable Units)	(151,583 Exchangeable Units)

Total Unitholders’ Equity	$1,442.5	$2,355.6
Total Capitalization	$1,674.3	$3,932.2

Notes:

(1)	Prior to the completion of the Acquisition, Precision had a $700 million three-year revolving unsecured credit facility with a syndicate led by a Canadian chartered bank. Borrowings under this credit facility were repaid on December 23, 2008 with borrowings from the Secured Facility established by Precision in connection with the Acquisition. See “Recent Developments — Acquisition Financing”.

(2)	In connection with the Acquisition, Precision established the Secured Facility which provides senior secured financing of up to approximately U.S.$1.2 billion, consisting of a Term Loan A Facility in an aggregate principal amount of U.S.$400 million, a Term Loan B Facility in an aggregate principal amount of U.S.$400 million and a Revolving Credit Facility in the amount of U.S.$400 million. The Secured Facility is provided to Precision by certain of the Commitment Banks and certain other lenders and is primarily secured by charges on substantially all present and future property of the Trust and its material subsidiaries. The Trust and its material subsidiaries have also guaranteed the obligations of Precision under the Secured Facility. As of December 31, 2008, the Secured Facility had a blended effective interest rate of approximately 7.8% per annum, before original issue discounts and upfront fees. See “Recent Developments — Acquisition Financing” and “Material Debt — Secured Facility”.

(3)	The Term Loan A Facility was fully drawn by Precision in connection with the Acquisition and consists of a term loan A-1 facility denominated in U.S. dollars in the amount of U.S.$381.1 million ($466.7 million) and a term loan A-2 facility denominated in Canadian dollars in the amount of $22.5 million. The Term Loan A Facility is repayable in quarterly installments in aggregate annual amounts equal to 5% of the original principal amount thereof in the first year following the closing date of the Acquisition, 10% of the original principal amount thereof in each of the second and third years following the closing date of the Acquisition and 15% of the original principal amount thereof in the fourth and fifth years following the closing date of the Acquisition, with the balance payable on the final maturity date of December 23, 2013. As of December 31, 2008, the Term Loan A Facility had an effective interest rate of approximately 6.3% per annum, before original issue discounts and upfront fees. See “Material Debt — Secured Facility”.

(4)	The Term Loan B Facility was fully drawn by Precision in connection with the Acquisition and consists of a term loan B-1 facility denominated in U.S. dollars in the amount of U.S.$325 million ($398 million) and a term loan B-2 facility denominated in U.S. dollars in the amount of U.S.$75 million ($91.8 million). The Term Loan B Facility is repayable in quarterly installments in aggregate annual amounts equal to 5% of the original principal amount thereof with the balance payable on the final maturity date of September 30, 2014. As of December 31, 2008, the Term Loan B Facility had a blended effective interest rate of approximately 9.6% per annum, before original issue discounts and upfront fees. See “Material Debt — Secured Facility”.

(5)	The U.S.$400 million Revolving Credit Facility is available to Precision to finance working capital needs and for general corporate purposes. Under the Revolving Credit Facility amounts can be drawn in U.S. dollars and/or Canadian dollars and $108 million was drawn down as at December 31, 2008. Up to U.S.$200 million of the Revolving Credit Facility is available for letters of credit denominated in United States and/or Canadian dollars. As of December 31, 2008, the Revolving Credit Facility had a blended effective interest rate of approximately 6.5% per annum, before original issue discounts, upfront fees and commitment fees. See “Material Debt — Secured Facility”.

(6)	In connection with the Acquisition, Precision established the Bridge Facility which provides senior unsecured financing of up to U.S.$400 million. The Bridge Facility has been provided to Precision by certain of the Commitment Banks and has been guaranteed by the Trust and each subsidiary of the Trust that has guaranteed the Secured Facility. After the completion of the Acquisition and the related Acquisition financing transactions, approximately U.S.$137.5 million ($168.4 million) was outstanding under the Bridge Facility. Up to an additional approximately U.S.$262.5 million is available under the Bridge Facility to fund the repurchase, in whole or in part, of outstanding PDOS (formerly Grey Wolf) convertible notes that may be tendered pursuant to the change of control offer for repurchase in the first quarter of 2009 and related fees and expenses, as described in Notes 7 and 8 below. Loans under the Bridge Facility bear interest at a fixed rate per annum of 17% and will initially mature on December 23, 2009, and, to the extent unpaid on that date, will be converted into term loans that will mature on December 23, 2016. Loans under the Bridge Facility are subject to mandatory prepayments from the net cash proceeds from the issuance or sale of any equity securities by the Trust (subject to certain exceptions). See “Recent Developments — Acquisition Financing” and “Material Debt — Bridge Facility”.

(7)	The U.S.$137.5 million principal amount of 3.75% Contingent Convertible Notes of PDOS due May 2023 (the “3.75% Notes”) bear interest at 3.75% per annum. The 3.75% Notes are convertible into Trust Units, upon the occurrence of certain events, at a conversion price of U.S.$15.27 per Trust Unit, which is equal to a conversion rate of 65.4879 Trust Units per U.S.$1,000 principal amount of 3.75% Notes, subject to adjustment. The 3.75% Notes are general unsecured senior obligations of PDOS and are fully and unconditionally guaranteed, on a joint and several basis, by all of PDOS’ wholly-owned United States subsidiaries. The 3.75% Notes rank equally with the Floating Rate Notes (described in Note 8 below). During the first quarter of 2009, as a result of the Acquisition (which constitutes a change of control under the terms of the indenture governing the 3.75% Notes), PDOS is required to provide holders of the 3.75% Notes with an offer to purchase all or a portion of their 3.75% Notes at 100% of the principal amount of the 3.75% Notes, plus accrued but unpaid interest to the date of purchase, payable in cash.

(8)	The U.S.$124.8 million principal amount of Contingent Convertible Floating Rate Notes of PDOS due April 2024 (the “Floating Rate Notes”) bear interest at a per annum rate equal to 3-month LIBOR, adjusted quarterly, minus a spread of 0.05% to a maximum limit rate of interest of 6%. The Floating Rate Notes are convertible into Trust Units, upon the occurrence of certain events, at a conversion price of U.S.$15.41 per Trust Unit, which is equal to a conversion rate of 64.8929 Trust Units per U.S.$1,000 principal amount of the Floating Rate Notes, subject to adjustment. The Floating Rate Notes are general unsecured senior obligations of PDOS and are fully and unconditionally guaranteed, on a joint and several basis, by all of PDOS’ wholly-owned United States subsidiaries. The Floating Rate Notes rank equally with the 3.75% Notes. During the first quarter of 2009, as a result of the Acquisition (which constitutes a change of control under the terms of the indenture governing the Floating Rate Notes), PDOS is required to provide holders of the Floating Rate Notes with an offer to purchase all or a portion of their Floating Rate Notes at 100% of the principal amount of the Floating Rate Notes, plus accrued but unpaid interest to the date of purchase, payable in cash.

(9)	Unitholder’s Equity as at December 31, 2008 has not been adjusted for results of operations for the three months ended December 31, 2008 or for any possible impairment of goodwill. See “Recent Developments — Goodwill” and “Risk Factors — The results of the Trust’s annual assessment of goodwill may result in a non-cash charge against the consolidated net income of the Trust”.

(10)	See “Description of Trust Units”.

(11)	Class B limited partnership units of Precision Drilling Limited Partnership (the “Exchangeable Units”) may be exchanged into Trust Units at any time at the option of the holder based on the exchange ratio in effect at the date of exchange. As at December 31, 2008, the 151,583 outstanding Exchangeable Units can be exchanged for 151,583 Trust Units based on the December 31, 2008 exchange ratio of one to one.

Effective February 4, 2009, pursuant to the terms of the credit documents governing the Secured Facility and a first amendment thereto dated as of February 2, 2009, U.S.$64 million ($78.5 million) outstanding principal amount of the Term Loan A Facility was reallocated to the Term Loan B Facility. As at February 4, 2009, after giving effect to the reallocation, $411.5 million principal amount was outstanding under the Term Loan A Facility and $569.2 million principal amount was outstanding under the Term Loan B Facility.

PRIOR SALES

Prior Sales

The following table summarizes the issuances of Trust Units within the twelve month period prior to the date of this prospectus.

	Description of	Number of Trust Units or	Price per
Date of Issuance	Transaction	Securities	Security

December 23, 2008	Acquisition(1)	34,435,725	U.S.$	21.35

Note:

(1)	Pursuant to the Acquisition, each share of Grey Wolf common stock was convertible, at the option of the holder, into U.S.$9.02 in cash or 0.4225 Trust Units, subject to proration. The total consideration paid by the Trust to shareholders of Grey Wolf in connection with the Acquisition was approximately U.S.$897.2 million and 34.4 million Trust Units. Cash consideration elections exceeded the amount of cash available for cash elections. Accordingly, former Grey Wolf shareholders who properly chose to receive all-cash merger consideration received a prorated amount of cash consideration in the amount of U.S.$5.39 and 0.17 of a Trust Unit for each share of Grey Wolf common stock. Grey Wolf shareholders who elected to receive Trust Units or did not make a timely and valid merger consideration election received 0.4225 of a Trust Unit for each share of Grey Wolf common stock.

Price Range and Trading Volume of the Trust Units

The Trust Units trade on the TSX under the trading symbol “PD.UN” and on the NYSE under the trading symbol “PDS”. The following table sets forth the price range and trading volumes for the Trust Units on each of the TSX and NYSE as reported by each of the TSX and NYSE for the periods indicated:

	TSX			NYSE
Period	High	Low	Volume	High	Low	Volume
	($)	($)		(U.S.$)	(U.S.$)

2008
January	18.01	15.13	11,590,400	17.70	15.15	11,207,500
February	22.53	17.15	15,376,500	22.91	17.10	12,324,600
March	24.00	19.61	9,854,400	23.53	19.46	15,555,500
April	27.46	22.55	15,213,000	27.25	21.89	17,651,700
May	28.39	24.50	10,294,240	28.38	24.03	12,247,600
June	28.93	26.05	13,593,300	28.59	25.76	17,062,200
July	28.09	21.30	15,021,570	28.15	21.01	18,696,400
August	23.45	20.53	19,240,300	22.89	19.30	25,310,400
September	22.32	16.00	20,875,900	21.05	15.42	31,877,200
October	17.84	9.99	22,500,900	16.82	8.41	42,644,400
November	13.90	8.10	14,142,500	12.06	6.36	34,437,300
December	11.77	7.07	14,587,520	9.65	5.57	44,393,400

2009
January	10.44	6.02	14,505,500	8.54	4.92	37,646,500
February (2-3)	6.18	5.02	2,487,100	4.98	4.07	4,431,600

On February 3, 2009, the last trading day prior to the date of this prospectus, the closing price of the Trust Units on the TSX was $5.08 and the closing price of the Trust Units on the NYSE was U.S.$4.11.

DISTRIBUTIONS TO UNITHOLDERS

Since January 1, 2007, the following monthly distributions have been declared and/or paid by the Trust, as applicable, in cash or in-kind:

For the Month Ended	Distributions per Trust Unit	Payment Date
	($)

January 31, 2007	0.19	February 15, 2007
February 28, 2007	0.19	March 15, 2007
March 30, 2007	0.19	April 17, 2007
April 30, 2007	0.19	May 15, 2007
May 31, 2007	0.13	June 15, 2007
June 30, 2007	0.13	July 17, 2007
July 31, 2007	0.13	August 15, 2007
August 31, 2007	0.13	September 18, 2007
September 30, 2007	0.13	October 16, 2007
October 31, 2007	0.13	November 15, 2007
November 30, 2007	0.13	December 18, 2007
December 31, 2007	0.13	January 15, 2008
December 31, 2007(1)	0.16	January 15, 2008
December 31, 2007(2)	0.24	January 15, 2008
January 31, 2008	0.13	February 15, 2008
February 29, 2008	0.13	March 18, 2008
March 31, 2008	0.13	April 15, 2008
April 30, 2008	0.13	May 15, 2008
May 30, 2008	0.13	June 17, 2008
June 30, 2008	0.13	July 15, 2008
July 31, 2008	0.13	August 15, 2008
August 31, 2008	0.13	September 16, 2008
September 30, 2008	0.13	October 15, 2008
October 31, 2008	0.13	November 18, 2008
November 30, 2008	0.13	December 16, 2008
December 31, 2008	0.13	January 15, 2009
December 31, 2008(2)	0.15	January 15, 2009
January 31, 2009(3)	0.04	February 17, 2009

Notes:

(1)	Special year-end cash distribution.

(2)	Special year-end in-kind distribution.

(3)	On January 21, 2009, the Trust declared a distribution of $0.04 per Trust Unit payable on February 17, 2009 to Unitholders of record on January 30, 2009.

The historical distributions described above may not be reflective of future distributions, which are subject to review by the board of trustees of the Trust taking into account the prevailing circumstances at the relevant time. See “Risk Factors”.

The terms of the documents governing the Credit Facilities contain provisions that in effect ensure that the lenders have priority as to payment over the Unitholders in respect to the assets and income of the Trust and its subsidiaries. Amounts due and owing to the lenders under the Credit Facilities must be paid before any distributions can be made to Unitholders. This relative priority of payments could result in a temporary or permanent interruption of distributions to Unitholders.

MATERIAL DEBT

In connection with the Acquisition, the Trust established the Secured Facility and the Bridge Facility. See “Recent Developments — Acquisition Financing”.

The Secured Facility is provided to Precision by certain of the Commitment Banks and certain other lenders and is primarily secured by charges on substantially all present and future property of the Trust and its material subsidiaries. The Bridge Facility is provided to Precision by certain of the Commitment Banks and is currently unsecured. The terms of the documents under which the Credit Facilities are made available contain representations and warranties, covenants and events of default customary for transactions of this nature, including, in the case of the Secured Facility, financial ratio tests which generally are to be satisfied on a quarterly basis.

In order to complete a successful syndication of the Secured Facility, the Commitment Banks are entitled, prior to March 23, 2009 (extendible to May 22, 2009 at Precision’s option) in consultation with Precision, to change certain of the terms of the Credit Facilities including, without limitation, to implement additional increases in interest rates, original issue discounts and/or upfront fees, reallocate up to U.S.$250 million between the Term Loan A Facility and the Term Loan B Facility (U.S.$64 million of which was reallocated effective February 4, 2009 from the Term Loan A Facility to the Term Loan B Facility), reallocate up to U.S.$150 million between the Secured Facility and the Bridge Facility and amend certain covenants, financial ratio tests and other provisions for portions of the Secured Facility. See “Consolidated Capitalization of the Trust”.

The following is a summary of the material terms of the Secured Facility and the Bridge Facility. Potential investors may refer to copies of the credit agreements governing such facilities, which are available online at www.sedar.com and www.sec.gov.

Secured Facility

Precision (as borrower) and the Trust (as a guarantor) have entered into a credit agreement dated December 23, 2008, as amended, governing the Secured Facility with the lenders parties thereto, Royal Bank of Canada, as administrative agent, Deutsche Bank Securities Inc., as syndication agent, and HSBC Bank Canada and The Toronto-Dominion Bank, as co-documentation agents.

The Secured Facility provides senior secured financing of up to approximately U.S.$1.2 billion, consisting of (after giving effect to the reallocation between the Term Loan A Facility and the Term Loan B Facility (See “Consolidated Capitalization of the Trust”)):

•	a term loan A facility in an aggregate principal amount of U.S.$336 million (the “Term Loan A Facility”);

•	a term loan B facility in an aggregate principal amount of U.S.$464 million (the “Term Loan B Facility”); and

•	a revolving credit facility in the amount of U.S.$400 million (the “Revolving Credit Facility”).

The terms of the Secured Facility include:

•	a blended effective interest rate as at February 4, 2009, of approximately 8.1% per annum, before original issue discounts and upfront fees;

•	covenants requiring the Trust and Precision to comply with certain financial ratios;

•	limits on distributions based on 20% of the Trust’s operating cash flow before changes in working capital, provided that 50% of operating cash flow generated in excess of certain base case projections will also be permitted to be paid as distributions, subject to an overall cap of 30% of aggregate operating cash flow before changes in working capital; and

•	covenants that will limit the Trust’s capital expenditures above an agreed base-case, allowing for certain exceptions.

Up to U.S.$200 million of the Revolving Credit Facility is available for letters of credit in U.S. dollars and/or Cdn. dollars. See “Consolidated Capitalization of the Trust”.

The interest rate on loans under the Secured Facility that are denominated in U.S. dollars is, at the option of Precision, either a margin over an adjusted United States base rate (the “ABR rate”) or a margin over a Eurodollar rate. The interest rate on loans denominated in Canadian dollars is, at the option of Precision, a margin over the Canadian prime rate or a margin over the bankers’ acceptance rate. Certain of the margins on the Revolving Credit Facility are subject to reduction based upon a leverage test.

The Revolving Credit Facility provides for a commitment fee of 0.60% (subject to reduction based on a leverage test) on the unused portion; a fee on the outstanding amount of the letters of credit denominated in U.S.$ equal to the margin applicable to the Eurodollar rate; and a fee on the outstanding amount of the letters of credit denominated in Cdn.$ equal to the margin applicable to the bankers’ acceptance rate (subject to reduction for non-financial letters of credit).

The Secured Facility requires the following amounts to be used as prepayments of the term loans: (i) 100% of the net cash proceeds of any incurrence of debt by the Trust, Precision or their subsidiaries (subject to certain exceptions); (ii) 100% of the net cash proceeds of certain sales or other dispositions of any assets belonging to the Trust, Precision or their subsidiaries, except to the extent the Trust, Precision or their subsidiaries use the proceeds from the sale or disposition to acquire, improve or repair assets useful in their business within a specified period; and (iii) 75% of the Trust’s annual excess cash flow, which percentage will be reduced to 50%, 25% and 0% if the Trust achieves and maintains a consolidated leverage ratio of less than 2.00 to 1.00, 1.25 to 1.00, and 0.75 to 1.00, respectively. In addition to mandatory prepayments, the Trust will have the option to prepay the loans under the Secured Facility generally without premium or penalty, other than customary “breakage” costs for Eurodollar rate loans.

The Term Loan A Facility will be repayable in quarterly installments in aggregate annual amounts equal to 5% of the original principal amount thereof in the first year following the closing date, 10% of the original principal amount thereof in the second year following the closing date, 10% of the original principal amount thereof in the third year following the closing date and 15% of the original principal amount thereof in the fourth and fifth years following the closing date, with the balance payable on the final maturity date thereof, which is December 23, 2013.

The Term Loan B Facility will be repayable in quarterly installments in an aggregate annual amount equal to 5% of the original principal amount thereof with the balance payable on the final maturity date thereof, which is September 30, 2014.

The Trust, Precision and their material subsidiaries organized in Canada or the United States (other than certain excluded subsidiaries) and each other subsidiary that becomes a party to the collateral documents (collectively, the “Subsidiary Guarantors”) have pledged substantially all of their tangible and intangible assets (with certain exceptions) that are located in Canada or the United States as collateral, secured by a perfected first priority lien, subject to certain permitted liens. In addition, the Trust and the Subsidiary Guarantors have guaranteed the obligations of Precision under the Secured Facility.

The Secured Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Trust’s, Precision’s and their subsidiaries’ ability to:

•	incur additional indebtedness;

•	sell assets;

•	pay dividends and distributions (including by the Trust to Unitholders) or purchase the Trust’s, Precision’s or their subsidiaries’ capital stock or trust units;

•	make investments or acquisitions;

•	make optional payments or repurchases of any subordinated indebtedness and certain other debt;

•	amend material agreements relating to the Acquisition and the financing thereof;

•	change the Trust’s, Precision’s or their subsidiaries’ lines of business;

•	engage in sale leasebacks;

•	incur liens on their assets;

•	enter into mergers, consolidations or amalgamations;

•	make capital expenditures;

•	enter into transactions with foreign subsidiaries of the Trust or Precision other than wholly-owned subsidiaries that provide guarantees;

•	enter into swap agreements;

•	make changes to their respective fiscal periods;

•	enter into negative pledge clauses; and

•	agree to restrict subsidiary distributions.

The Secured Facility requires the Trust and Precision to comply with the following financial ratios:

•	a maximum total leverage ratio of 3.00 to 1.00 as at the last day of any period of four consecutive fiscal quarters of the Trust beginning March 31, 2009;

•	a minimum interest coverage ratio of 3.00 to 1.00 for any period of four consecutive fiscal quarters of the Trust beginning March 31, 2009; and

•	a minimum fixed charge coverage ratio for any period of four consecutive fiscal quarters of the Trust beginning March 31, 2009 of: (i) for any such period ending on or prior to December 31, 2010, 1.00 to 1.00; and (ii) for any such period ending after December 31, 2010, 1.05 to 1.00.

The Secured Facility also contains customary affirmative covenants and events of default.

In order to complete a successful syndication of the Secured Facility, the Commitment Banks are entitled, prior to March 23, 2009 (extendible to May 22, 2009 at Precision’s option) in consultation with Precision, to change certain of the terms of the Credit Facilities including, without limitation, to implement additional increases in interest rates, original issue discounts and/or upfront fees, reallocate up to U.S.$250 million between the Term Loan A Facility and the Term Loan B Facility (U.S.$64 million of which was reallocated effective February 4, 2009 from the Term Loan A Facility to the Term Loan B Facility), reallocate up to U.S.$150 million between the Secured Facility and the Bridge Facility and amend certain covenants, financial ratio tests and other provisions for portions of the Secured Facility. See “Consolidated Capitalization of the Trust”.

Bridge Facility

Precision (as the borrower) and the Trust (as a guarantor) entered into a credit agreement dated December 23, 2008 governing the Bridge Facility with the lenders parties thereto, Royal Bank of Canada, as syndication agent, Deutsche Bank AG Cayman Islands Branch, as administrative agent and HSBC Bank USA, National Association, as documentation agent. The Bridge Facility provides senior unsecured financing of up to U.S.$400 million of which approximately U.S.$137.5 million was drawn after completion of the Acquisition and the related financing transactions, with up to approximately an additional U.S.$262.5 million available to fund, in whole or in part, the repurchase of Grey Wolf convertible notes that may be tendered for repurchase by holders under a change of control offer to be made in the first quarter of 2009. See “Recent Developments — Acquisition of Grey Wolf, Inc.” and “Consolidated Capitalization of the Trust”.

The loans under the Bridge Facility bear interest at a fixed rate per annum of 17%, will initially mature on December 23, 2009, and, to the extent unpaid on that date, will be converted into term loans that will mature on December 23, 2016 provided that the loans will not be converted to term loans if an event of default has occurred under the Bridge Facility or the Secured Facility or certain other conditions are not satisfied.

The loans under the Bridge Facility are subject to mandatory prepayments from the net cash proceeds from the issuance or sale of any equity interests by the Trust (subject to certain exceptions), and, subject to the prior rights of the lenders under the Secured Facility, are also subject to mandatory prepayments from: (i) 100% of the net cash proceeds of any incurrence of debt by the Trust, Precision or their subsidiaries (subject to certain exceptions); and (ii) 100% of the net cash proceeds of certain sales or other dispositions of any assets belonging to the Trust, Precision or their subsidiaries, except to the extent the Trust, Precision or their subsidiaries use the proceeds from a sale or disposition to acquire, improve or repair assets to be used in their business within a specified period. In addition to mandatory prepayments, the Trust has the option to prepay the loans under the Bridge Facility, without premium or penalty, prior to the exchange of the loans for exchange notes.

After the initial maturity date of the Bridge Facility of December 23, 2009, each lender under the Bridge Facility may request the Trust issue an exchange note bearing interest at a specified interest rate (to be calculated on the date of issuance of such exchange note based on the greater of 16.66% and a market-based interest rate cap) in replacement for the term loan (or a portion thereof) made under the Bridge Facility. In the event that the Trust receives such a request, the Trust shall, as promptly as practicable after being requested to do so, among other things: (i) enter into an exchange note indenture pursuant to which the exchange notes will be issued and governed; (ii) enter into an exchange and registration rights agreement providing for, among other things, registration rights in respect of the exchange notes in favour of the holders thereof; and (iii) cause to be issued exchange notes in the same principal aggregate amount as the term loan being exchanged.

In addition, after June 30, 2009 (or after April 1, 2009 in certain circumstances), the lenders under the Bridge Facility may require that debt securities be issued and sold to repay amounts outstanding under the Bridge Facility, subject to certain specified terms and conditions. Precision has agreed to engage one or more investment banks to publicly sell or privately place debt securities in such circumstances, the proceeds of which will be used to repay outstanding loans under the Bridge Facility. The Trust may also, at any time, issue equity or debt securities and Precision may, at any time, issue debt securities to repay outstanding loans under the Bridge Facility.

The Bridge Facility is unsecured and has been guaranteed by the Trust and each subsidiary of the Trust that guaranteed the Secured Facility.

The Bridge Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Trust’s, Precision’s and their subsidiaries ability to:

•	make certain restricted payments (which include dividends, distributions (including by the Trust to Unitholders), redemptions and certain investments);

•	make distributions to the Trust;

•	incur additional indebtedness;

•	sell assets;

•	enter into transactions with affiliates;

•	incur liens on their assets;

•	change the primary business of the Trust;

•	enter into mergers, consolidations or amalgamations; and

•	amend certain material agreements.

The terms of the Bridge Facility limit (subject to certain exceptions) the Trust’s ability to make distributions in the following circumstances:

•	where a default under the terms of the Bridge Facility shall have occurred and be continuing or shall occur as a consequence thereof;

•	where the incurrence of at least U.S.$1.00 of additional indebtedness would result in the consolidated interest coverage ratio being less than 2.50 to 1.00;

•	for so long as the Trust is a “mutual fund trust” for Canadian federal income tax purposes, where the consolidated leverage ratio exceeds 3.00 to 1.00; or

•	where the amount of such distribution, when added to the amount of all distributions (subject to certain exceptions) made after the closing date of the Acquisition exceeds certain prescribed amounts specified in Section 8.1(a)(iii) of the credit agreement governing the Bridge Facility.

The Bridge Facility also contains customary affirmative covenants and events of default, including customary cross payment defaults.

General

The terms of the documents governing the Credit Facilities contain provisions that in effect ensure that the lenders have priority as to payment over the Unitholders in respect to the assets and income of the Trust and its subsidiaries. Amounts due and owing to the lenders under the Credit Facilities must be paid before any distributions can be made to Unitholders. This relative priority of payments could result in a temporary or permanent interruption of distributions to Unitholders.

As at December 31, 2008, approximately $1,087.0 million was outstanding under the Secured Facility and approximately $168.4 million was outstanding under the Bridge Facility. See “Consolidated Capitalization of the Trust”. The Revolving Credit Facility may be redrawn by Precision in the future to fund capital expenditures or for other corporate purposes.

At the time of the closing of the Acquisition, Grey Wolf had outstanding $321.2 million aggregate principal amount of convertible notes, the obligations for which were assumed by PDOS. Pursuant to the terms of the convertible notes, during the first quarter of 2009, PDOS, as successor to Grey Wolf, is required to make to the holders thereof a “change of control” offer to repurchase any or all of the outstanding convertible notes at 100% of the principal amount thereof, plus accrued but unpaid interest to the date of the repurchase, payable in cash. See “Consolidated Capitalization of the Trust”.

PLAN OF DISTRIBUTION

The Trust may sell the Securities (i) to underwriters or dealers purchasing as principals, (ii) directly to one or more purchasers pursuant to applicable statutory exemptions, or (iii) through agents in Canada, the United States and elsewhere where permitted by law, for cash or other consideration. The Securities may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing price of the Securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the Securities.

The Prospectus Supplement for any of the Securities being offered will set forth the terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Securities, the proceeds to the Trust from that sale if determinable, any underwriting fees or discounts and other items constituting underwriters’ compensation, any public offering price, and any discounts or concessions allowed or re-allowed or paid to dealers or agents. Only underwriters named in the relevant Prospectus Supplement are deemed to be underwriters in connection with the Securities offered by that Prospectus Supplement.

If underwriters purchase Securities as principal, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The Securities may also be sold directly by the Trust at prices and upon terms agreed to by the purchaser and the Trust or through agents designated by the Trust from time to time. Any agent involved in the offering and sale of the Securities pursuant to this prospectus will be named, and any commissions payable by the Trust to that agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

The Trust may agree to pay the underwriters a commission for various services relating to the issue and sale of any Securities offered by this prospectus. Any such commission will be paid out of the Trust’s general funds. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Trust to indemnification against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect thereof.

Any offering of Securities, other than Trust Units, will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, such Securities will not be listed on any securities exchange. Certain dealers may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in such Securities or as to the liquidity of the trading market, if any, for the such Securities.

Except as set out in a Prospectus Supplement relating to a particular offering of Securities in connection with any offering of Securities, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Units at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

DESCRIPTION OF TRUST UNITS

The following is a summary of the material attributes and characteristics of the Trust Units and is subject to, and qualified in its entirety by, reference to the terms of the Declaration of Trust.

As of February 3, 2009, there were 160,061,065 Trust Units and 132,583 Exchangeable Units issued and outstanding. Each Exchangeable Unit can be exchanged into Trust Units at any time at the option of the holder based on the exchange ratio in effect at the date of exchange (being, as of the date of this prospectus, one for one). Each Trust Unit entitles the holder thereof to one vote at any meeting of Unitholders, or in respect of any written resolution of Unitholders, and represents an equal undivided beneficial interest in any distribution from the Trust (whether from income, net realized capital gains or other amounts) and in any net assets of the Trust in the event of the termination or winding up of the Trust. All Trust Units rank among themselves equally and rateably without discrimination, preference or priority whatsoever.

Each Trust Unit is transferable, is not subject to any conversion or pre-emptive rights and entitles the holder thereof to require the Trust to redeem any or all of the Trust Units held by such holder.

The Trust Units do not represent a traditional investment and should not be viewed by investors as “shares” in either the Trust or Precision. As holders of Trust Units, Unitholders do not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. The market price of the Trust Units will be sensitive to, among other things, the anticipated distributable income from the Trust, as well as a variety of market conditions including, but not limited to, interest rates, commodity prices and the ability of the Trust to maintain and grow revenues. Changes in market conditions may adversely affect the trading price of the Trust Units. See “Risk Factors”.

The Trust Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, the Trust is not a trust company and, accordingly, is not registered under any trust and loan company legislation, as it does not carry on or intend to carry on the business of a trust company.

The Trust is not a legally recognized entity within the relevant definitions of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and, in some cases, the Winding Up and Restructuring Act (Canada). As a result, in the event a restructuring of the Trust were necessary, the Trust would not be able to access the remedies available thereunder. In the event of a restructuring, the position of Unitholders may be different than that of the shareholders of a corporation.

Issuance of Trust Units

The Declaration of Trust provides that Trust Units, including rights, warrants, options or other securities convertible into or exchangeable for Trust Units, may be created, issued, sold and delivered on such terms and conditions and at such times as the trustees of the Trust may determine. The Declaration of Trust also provides that the trustees of the Trust may authorize the creation and issuance of any type of debt securities or convertible debt securities of the Trust from time to time on such terms and conditions to such persons and for such consideration as the trustees of the Trust may determine.

Purchase of Trust Units

The Trust may from time to time purchase for cancellation some or all of the Trust Units (or other securities of the Trust which may be issued and outstanding from time to time) in the market, by private agreement or upon any recognized stock exchange on which such Trust Units are traded or pursuant to tenders received by the Trust upon request for tenders addressed to all holders of record of Trust Units, provided in each case that the trustees of the Trust have determined that such purchases are in the best interests of the Trust. Any such purchases may constitute an “issuer bid” under Canadian provincial securities legislation and must be conducted in accordance with the applicable requirements thereof.

Trust Unit Redemption Right

Trust Units are redeemable at any time on demand by the holders thereof upon delivery to the Trust of a duly completed and properly executed notice requesting the Trust to redeem Trust Units. Upon receipt of the notice to redeem Trust Units by the Trust, the holder thereof shall thereafter cease to have any rights with respect to the Trust Units tendered for redemption (other than to receive the redemption payment therefor unless the redemption payment is not made as required) including the right to receive any distributions thereon which are declared payable on a date subsequent to the day of receipt by the Trust of the notice requesting redemption.

Cash Redemption

Upon receipt by the Trust of the notice to redeem Trust Units, the tendering Unitholder will thereafter be entitled to receive a price per Trust Unit (the “Market Redemption Price”) equal to the lesser of: (a) 90% of the market price per Trust Unit on the principal stock exchange on which the Trust Units are listed (or, if the Trust Units are not listed on any such exchange, on the principal market on which the Trust Units are quoted for trading) during the period of the last ten trading days immediately prior to the date on which the Trust Units were tendered for redemption; and (b) the closing market price per Trust Unit on the principal stock exchange on which the Trust Units are listed (or, if the Trust Units are not listed on any such exchange, on the principal market on which the Trust Units are quoted for trading) on the date that the Trust Units were tendered for redemption.

The aggregate Market Redemption Price payable by the Trust in respect of the Trust Units tendered for redemption during any calendar month shall be satisfied by way of a cash payment on the last day of the calendar month following the month in which the Trust Units were tendered for redemption.

Unitholders will not receive cash upon the redemption of their Trust Units if:

(a)	the total amount payable by the Trust in respect of such Trust Units and all other Trust Units tendered for redemption in the same calendar month exceeds $50,000; provided that the trustees of the Trust may, in their sole discretion, waive such limitation in respect of all Trust Units tendered for redemption in any calendar month. If this limitation is not so waived, the Trust Units tendered for redemption in such calendar month shall be redeemed for cash based on the Market Redemption Price and, unless any applicable regulatory approvals are required, by a distribution in specie of the Trust’s assets, which may include Redemption Notes (as defined below) or other assets held by the Trust, on a pro-rata basis;

(b)	at the time such Trust Units are tendered for redemption, the outstanding Trust Units are not listed for trading on the Toronto Stock Exchange or traded or quoted on any stock exchange or market which the trustees of the Trust consider, in their sole opinion, provides representative fair market value prices for the Trust Units;

(c)	the normal trading of the Trust Units is suspended or halted on any stock exchange on which the Trust Units are listed for trading or, if not so listed, on any market on which the Trust Units are quoted for trading, on the date that such Trust Units tendered for redemption were tendered to the Trust for redemption or for more than five trading days during the ten day trading period prior to the date on which such Trust Units were tendered for redemption; or

(d)	the redemption of Trust Units will result in the delisting of the Trust Units on the principal stock exchange on which the Trust Units are listed.

In Specie Redemption

If a Unitholder is not entitled to receive cash upon the redemption of Trust Units as a result of one or more of the foregoing limitations, then each Trust Unit tendered for redemption will, subject to any applicable regulatory approvals, be redeemed by way of a distribution in specie. In such circumstances, the support agreement dated November 7, 2005, among the Trust, PDLP (as defined herein), the General Partner (as defined herein) and Precision (the “Support Agreement”) provides that, upon the direction of the trustees of the Trust, PDLP will request partial repayment of the debt incurred by Precision in connection with its conversion into a trust structure and use the funds received therefrom to subscribe for new notes from Precision (the “Redemption Notes”) with a 15 year maturity and that will bear interest at a market rate to be determined by the board of directors of Precision, payable monthly in arrears on the 15th day of each calendar month that such Redemption Note is outstanding.

Pursuant to the terms of the Support Agreement, PDLP will distribute the Redemption Notes to the Trust as the holder of Class A limited partnership units of PDLP and the Trust will distribute these Redemption Notes to the redeeming Unitholders in satisfaction of the Market Redemption Price.

Pursuant to the terms of the Support Agreement, Precision has agreed to enter into a note indenture, prior to issuance of the Redemption Notes, that will set out the definitive terms of the Redemption Notes and provide for a note trustee. The Support Agreement provides that the Redemption Notes will be direct, subordinated obligations of Precision ranking subordinate to all senior unsecured indebtedness. The Support Agreement further provides that the note indenture governing the Redemption Notes must contain events of default that are market standard for notes of this nature, the occurrence of which will result in the principal and any accrued and unpaid interest on the Redemption Notes being immediately due and payable.

Rather than distributing Redemption Notes in satisfaction of the Market Redemption Price for Trust Units tendered for redemption in the circumstances described above, the trustees of the Trust may, provided certain conditions have been met, determine to satisfy the Market Redemption Price by way of an alternate distribution in specie to redeeming Unitholders. In order to make an in specie distribution other than Redemption Notes to redeeming Unitholders or for the Trust to redeem Trust Units with its own indebtedness, the trustees of the Trust must have received both a written opinion of tax counsel that such a distribution of Trust assets does not have a material adverse effect on other Unitholders and a written opinion from a financial advisor that such Trust assets being distributed in lieu of Redemption Notes would be reasonably considered to be financially equivalent in value to Redemption Notes.

Where the Trust makes a distribution in specie of any assets of the Trust on the redemption of Trust Units by a Unitholder, the trustees of the Trust retain the discretion to designate to the account of such Unitholder any capital gains realized by the Trust or income of the Trust arising as a result of such redemption and distribution. It is anticipated that the redemption right described above will not be the primary mechanism for holders of Trust Units to dispose of their Trust Units. Redemption Notes or other Trust assets that may be distributed in specie to Unitholders in connection with a redemption will not be listed on any stock exchange, no market is expected to develop in Redemption Notes or other Trust assets and they may be subject to resale restrictions under applicable securities laws. Redemption Notes or other Trust assets so distributed may not be qualified investments for Exempt Plans (as defined herein) depending on the circumstances at the time. See “Risk Factors — Risks Relating to the Structure of the Trust”.

The aggregate Market Redemption Price payable by the Trust in respect of the Trust Units tendered for redemption during any calendar month shall be paid by the transfer, to or to the order of the Unitholder who exercised the right of redemption, on the last day of the calendar month following the month in which the Trust Units were tendered for redemption, of Redemption Notes or Trust assets, as the case may be.

Meetings of Unitholders

The Declaration of Trust provides that meetings of Unitholders must be called and held for, among other matters, the election of trustees of the Trust, the appointment or removal of the auditors of the Trust, the approval of amendments to the Declaration of Trust (except as described below under “Amendments to the Declaration of Trust”), the sale of all or substantially all of the Trust’s assets and the dissolution or termination of the Trust. Meetings of Unitholders will be called and held annually for, among other things, the election of trustees of the Trust and the appointment of the auditors of the Trust.

A meeting of Unitholders may be convened at any time and for any purpose by the trustees of the Trust and must be convened, except in certain circumstances, if requisitioned by the holders of not less than 5% of all votes entitled to be voted at a meeting of Unitholders (including the votes attached to Exchangeable Units (as defined herein) by virtue of the special voting unit (the “Special Voting Unit”) of the Trust issued pursuant to the Voting and Exchange Trust Agreement dated November 7, 2005, among the Trust, PDLP and Computershare Trust Company of Canada (the “Voting and Exchange Trust Agreement”)) by a written requisition. A requisition must, among other things, state in reasonable detail the business purpose for which the meeting is to be called.

Subject to the Voting and Exchange Trust Agreement, only Unitholders of record may attend and vote at meetings of Unitholders either in person or by proxy and a proxyholder need not be a Unitholder. Two persons present in person or represented by proxy and representing in the aggregate at least 5% of the votes attaching to all outstanding Trust Units shall constitute a quorum for the transaction of business at all such meetings. For the purposes of determining such quorum, the Special Voting Unit shall be regarded as representing outstanding Trust Units equivalent in number to the number of Exchangeable Units represented by proxy by Computershare Trust Company of Canada at such meeting.

The Declaration of Trust contains provisions as to the notice required and other procedures with respect to the calling and holding of meetings of Unitholders in accordance with the requirements of applicable laws.

Limitation on Non-Resident Ownership

It is in the best interest of Unitholders that the Trust always qualify as a “mutual fund trust” under the Tax Act and in order to ensure the maintenance of such status the Declaration of Trust provides, in part, that:

(a)	if determined necessary or desirable by the trustees of the Trust, in their sole discretion, the Trust may, from time to time, among other things, take all necessary steps to monitor the activities of the Trust and ownership of the Trust Units. If at any time the Trust or the trustees of the Trust become aware that the activities of the Trust and/or ownership of the Trust Units by non-residents of Canada may threaten the status of the Trust under the Tax Act as a “unit trust” or a “mutual fund trust”, the Trust, by or through the trustees of the Trust on the Trust’s behalf, is authorized to take such action as may be necessary in the opinion of the trustees of the Trust to maintain the status of the Trust as a “unit trust” or a “mutual fund trust” including, without limitation, the imposition of restrictions on the issuance by the Trust of Trust Units or the transfer by any Unitholder of Trust Units to a non-resident of Canada and/or require the sale of Trust Units by non-residents of Canada on a basis determined by the trustees of the Trust and/or suspend distribution and/or other rights in respect of Trust Units held by non-residents of Canada transferred contrary to the foregoing provisions or not sold in accordance with the requirements thereof; and

(b)	in addition to the foregoing, the transfer agent of the Trust Units, by or through the trustees of the Trust may, if determined appropriate by the trustees of the Trust, establish operating procedures for, and maintain, a reservation system which may limit the number of Trust Units that non-residents of Canada may hold, limit the transfer of the legal or beneficial interest in any Trust Units to non-residents of Canada unless selected through a process determined appropriate by the trustees of the Trust, which may either be a random selection process or a selection process based on the first to register, or such other basis as determined by the trustees of the Trust. The operating procedures relating to such reservation system shall be determined by the trustees of the Trust and, prior to implementation, the Trust shall publicly announce the implementation of the same. Such operating procedures may, among other things, provide that any transfer of a legal or beneficial interest in any Trust Units contrary to the provisions of such reservation system may not be recognized by the Trust.

Amendments to the Declaration of Trust

The trustees of the Trust may, without the consent, approval or ratification of any of the Unitholders, amend the Declaration of Trust at any time:

(a)	for the purpose of ensuring the Trust’s continuing compliance with applicable laws, regulations or policies of any governmental authority having jurisdiction over the trustees of the Trust or the Trust;

(b)	in a manner which, in the opinion of the trustees of the Trust, provides additional protection for the Unitholders;

(c)	in a manner which, in the opinion of the trustees of the Trust, is necessary or desirable as a result of changes in Canadian tax laws;

(d)	to remove any conflicts or inconsistencies in the Declaration of Trust or to make minor corrections which are, in the opinion of the trustees of the Trust, necessary or desirable and not prejudicial to the Unitholders; or

(e)	to change the situs of, or the laws governing, the Trust which, in the opinion of the trustees of the Trust is desirable in order to provide Unitholders with the benefit of any legislation limiting their liability.

Term of the Trust

The Unitholders may vote by special resolution to terminate the Trust at any meeting of the Unitholders duly called for that purpose, following which the trustees of the Trust shall commence to wind-up the affairs of the Trust (and shall thereafter be restricted to only such activities).

Unless the Trust is earlier terminated or extended by vote of the Unitholders, the trustees of the Trust shall commence to wind-up the affairs of the Trust on such date as may be determined by the trustees of the Trust, being not more than two years prior to the earlier of September 21, 2105 and the date which is one day prior to the date, if any, the Trust would otherwise be void by virtue of any applicable rule against perpetuities then in force in Alberta. In the event that the Trust is wound-up, the trustees of the Trust will sell and convert into money the assets of the Trust in one transaction or in a series of transactions at public or private sales and do all other acts appropriate to liquidate the property of the Trust, and shall in all respects act in accordance with the directions, if any, of the Unitholders (in respect of termination authorized pursuant to a special resolution). After paying, retiring or discharging or making provision for the payment, retirement or discharge of all known liabilities and obligations of the Trust and providing for indemnity against any other outstanding liabilities and obligations, the trustees of the Trust shall, subject to obtaining all necessary regulatory approvals, distribute the remaining part of the proceeds of the sale of the assets together with any cash forming part of the Trust’s assets pro-rata among the Unitholders.

Take-Over Bids

The Declaration of Trust contains provisions to the effect that if a take-over bid, as defined under the Securities Act (Alberta), is made for the Trust Units and not less than 90% of the Trust Units (including Trust Units issuable upon the conversion, exercise or exchange of any securities exchangeable into Trust Units but not including any Trust Units held at the date of the take-over bid by or on behalf of, or issuable to, the offeror or an affiliate or associate of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Trust Units and Exchangeable Units held by Unitholders who did not accept the take-over bid on the terms offered by the offeror.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of Debt Securities sets forth certain general terms and provisions of Debt Securities in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Debt Securities offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Debt Securities.

Debt Securities may be offered separately or in combination with one or more other Securities. The Trust may, from time to time, issue debt securities and incur additional indebtedness other than through the issue of Debt Securities pursuant to this prospectus.

The Debt Securities will be issued under one or more indentures (each, a “Trust Indenture”), in each case between the Trust and a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee (each, a “Trustee”).

The following description sets forth certain general terms and provisions of the Debt Securities and is not intended to be complete. The particular terms and provisions of the Debt Securities and a description of how the general terms and provisions described below may apply to the Debt Securities will be included in the applicable Prospectus Supplement. The following description is subject to the detailed provisions of the applicable Trust Indenture. Accordingly, reference should also be made to the applicable Trust Indenture, a copy of which will be filed by the Trust with the securities commission or similar regulatory authority in each of the provinces of Canada after it has been entered into and will be available electronically at www.sedar.com.

General

The Debt Securities may be issued from time to time in one or more series. The Trust may specify a maximum aggregate principal amount for the Debt Securities of any series and, unless otherwise provided in the applicable Prospectus Supplement, a series of Debt Securities may be reopened for issuance of additional Debt Securities of such series.

Any Prospectus Supplement for Debt Securities supplementing this prospectus will contain the specific terms and other information with respect to the Debt Securities being offered thereby, including:

(a)	the designation, aggregate principal amount and authorized denominations of such Debt Securities;

(b)	any limit upon the aggregate principal amount of such Debt Securities;

(c)	the currency or currency units for which such Debt Securities may be purchased and the currency or currency units in which the principal and any interest is payable (in either case, if other than Canadian dollars);

(d)	the issue price (at par, at a discount or at a premium) of such Debt Securities;

(e)	the date or dates on which such Debt Securities will be issued and delivered;

(f)	the date or dates on which such Debt Securities will mature, including any provision for the extension of a maturity date, or the method of determination of such date(s);

(g)	the rate or rates per annum (either fixed or floating) at which such Debt Securities will bear interest (if any) and, if floating, the method of determination of such rate;

(h)	the date or dates from which any such interest will accrue and on which such interest will be payable and the record date or dates for the payment of such interest, or the method of determination of such date(s);

(i)	if applicable, the provisions for subordination of such Debt Securities to other indebtedness of the Trust;

(j)	the Trustee under the Trust Indenture pursuant to which such Debt Securities are to be issued;

(k)	any redemption term or terms under which such Debt Securities may be defeased whether at or prior to maturity;

(l)	any repayment or sinking fund provisions;

(m)	any events of default applicable to such Debt Securities;

(n)	whether such Debt Securities are to be issued in registered form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

(o)	any exchange or conversion terms and any provisions for the adjustment thereof;

(p)	if applicable, the ability of the Trust to satisfy all or a portion of any redemption of such Debt Securities, any payment of any interest on such Debt Securities or any repayment of the principal owing upon the maturity of such Debt Securities through the issuance of securities of the Trust or of any other entity, and any restriction(s) on the persons to whom such securities may be issued;

(q)	the provisions applicable to the modification of the terms of the Trust Indenture; and

(r)	any other specific terms or covenants applicable to such Debt Securities.

The Trust reserves the right to include in a Prospectus Supplement specific terms pertaining to the Debt Securities which are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Debt Securities.

Ranking

The Debt Securities will be direct unsecured obligations of the Trust. The Debt Securities will be senior or subordinated indebtedness of the Trust as described in the applicable Prospectus Supplement. If the Debt Securities are senior indebtedness, they will rank equally and rateably with all other unsecured indebtedness of the Trust from time to time issued and outstanding which is not subordinated. If the Debt Securities are subordinated indebtedness, they will be subordinated to senior indebtedness of the Trust as described in the applicable Prospectus Supplement, and they will rank equally and rateably with other subordinated indebtedness of the Trust from time to time issued and outstanding as described in the applicable Prospectus Supplement. The Trust reserves the right to specify in a Prospectus Supplement whether a particular series of subordinated Debt Securities is subordinated to any other series of subordinated Debt Securities.

Registration of Debt Securities

Debt Securities in Book Entry Form

Debt Securities of any series may be issued in whole or in part in the form of one or more global securities (“Global Securities”) registered in the name of a designated clearing agency (a “Depositary”) or its nominee and held by or on behalf of the Depositary in accordance with the terms of the applicable Trust Indenture. The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will, to the extent not described herein, be described in the Prospectus Supplement relating to such series.

A Global Security may not be transferred, except as a whole between the Depositary and a nominee of the Depositary or as between nominees of the Depositary, or to a successor Depositary or nominee thereof, until it is wholly exchanged for Debt Securities in certificated non-book-entry form in accordance with the terms of the applicable Trust Indenture. So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Trust Indenture and payments of principal of and interest, if any, on the Debt Securities represented by a Global Security will be made by the Trust to the Depositary or its nominee.

Owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in certificated non-book-entry form, will not be considered the owners or holders thereof under the applicable Trust Indenture and will be unable to pledge Debt Securities as security.

No Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(a)	there is a requirement to do so under applicable law;

(b)	the book-entry system ceases to exist;

(c)	the Trust or the Depositary advise the Trustee that the Depositary is no longer willing or able to properly discharge its responsibilities as depositary with respect to the Debt Securities and the Trust is unable to locate a qualified successor;

(d)	the Trust decides, at its option, to terminate the book-entry system through the Depositary; or

(e)	if provided for in the Trust Indenture, after the occurrence of an event of default thereunder (provided the Trustee has not waived the event of default in accordance with the terms of the Trust Indenture), participants acting on behalf of beneficial holders representing, in aggregate, a threshold percentage of the aggregate principal amount of the Debt Securities then outstanding advise the Depositary in writing that the continuation of a book-entry system through the Depositary is no longer in their best interest, whereupon such Global Security shall be exchanged for certificated non-book-entry Debt Securities of the same series in an aggregate principal amount equal to the principal amount of such Global Security and registered in such names and denominations as the Depositary may direct.

Principal and interest payments, if any, on the Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. Neither the Trust, the Trustee nor any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Trust, any underwriters, dealers or agents and any Trustee identified in an accompanying Prospectus Supplement, as applicable, will not have any liability or responsibility for (i) records maintained by the Depositary relating to beneficial ownership interests in the Debt Securities held by the Depositary or the book-entry accounts maintained by the Depositary, (ii) maintaining, supervising or reviewing any records relating to any such beneficial ownership interests, or (iii) any advice or representation made by or with respect to the Depositary and contained in this prospectus or in any Prospectus Supplement or Trust Indenture with respect to the rules and regulations of the Depositary or at the direction of Depositary participants.

Unless otherwise stated in the applicable Prospectus Supplement, CDS Clearing and Depository Services Inc. or its successor will act as Depositary for any Debt Securities represented by a Global Security.

Debt Securities in Certificated Form

Debt Securities of any series may be issued in whole or in part in registered form as provided in the applicable Trust Indenture.

In the event that the Debt Securities are issued in certificated non-book-entry form, principal and interest, if any, will be payable, the transfer of such Debt Securities will be registerable and such Debt Securities will be exchangeable for Debt Securities in other denominations of a like aggregate principal amount at the office or agency maintained by the Trust. Payment of principal and interest, if any, on Debt Securities in certificated non-book-entry form may be made by cheque mailed to the address of the holders entitled thereto.

Subject to the foregoing limitations, Debt Securities of any authorized form or denomination issued under the applicable Trust Indenture may be transferred or exchanged for Debt Securities of any other authorized form or denomination or denominations, any such transfer or exchange to be for an equivalent aggregate principal amount of Debt Securities of the same series, carrying the same rate of interest and same redemption and other provisions as the Debt Securities so transferred or exchanged. Exchanges of Debt Securities of any series may be made at the offices of the applicable Trustee and at such other places as the Trust may from time to time designate with the approval of the applicable Trustee and may be specified in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the applicable Trustee will be the registrar and transfer agent for the Debt Securities issued under the applicable Trust Indenture.

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any warrants (the “Warrants”) for the purchase of Trust Units (the “Trust Unit Warrants”) or for the purchase of Debt Securities (the “Debt Warrants”).

Warrants may be offered separately or together with Trust Units or Debt Securities, as the case may be. Each series of Warrants will be issued under a separate Warrant agreement to be entered into between the Trust and one or more banks or trust companies acting as Warrant agent. A copy of the Warrant agreement will be filed by the Trust with the securities commission or similar regulatory authority in each of the provinces of Canada after it has been entered into by the Trust and will be available electronically at www.sedar.com.

The applicable Prospectus Supplement will include details of the Warrant agreements covering the Warrants being offered. The Warrant agent will act solely as the agent of the Trust and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

Trust Unit Warrants

The particular terms of each issue of Trust Unit Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

(a)	the designation and aggregate number of Trust Unit Warrants;

(b)	the price at which the Trust Unit Warrants will be offered;

(c)	the currency or currencies in which the Trust Unit Warrants will be offered;

(d)	the date on which the right to exercise the Trust Unit Warrants will commence and the date on which the right will expire;

(e)	the number of Trust Units that may be purchased upon exercise of each Trust Unit Warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each Trust Unit Warrant;

(f)	the designation and terms of any securities with which the Trust Unit Warrants will be offered, if any, and the number of the Trust Unit Warrants that will be offered with each security;

(g)	the date or dates, if any, on or after which the Trust Unit Warrants and the related securities will be transferable separately;

(h)	whether the Trust Unit Warrants are subject to redemption or call and, if so, the terms of such redemption or call provisions; and

(i)	any other material terms or conditions of the Trust Unit Warrants.

Debt Warrants

The particular terms of each issue of Debt Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

(a)	the designation and aggregate number of Debt Warrants;

(b)	the price at which the Debt Warrants will be offered;

(c)	the currency or currencies in which the Debt Warrants will be offered;

(d)	the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be purchased upon exercise of the Debt Warrants;

(e)	the designation and terms of any securities with which the Debt Warrants are being offered, if any, and the number of the Debt Warrants that will be offered with each security;

(f)	the date or dates, if any, on or after which the Debt Warrants and the related securities will be transferable separately;

(g)	the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of securities may be purchased upon exercise of each Debt Warrant;

(h)	the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;

(i)	the minimum or maximum amount of Debt Warrants that may be exercised at any one time;

(j)	whether the Debt Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions; and

(k)	any other material terms or conditions of the Debt Warrants.

SUBSCRIPTION RECEIPTS

The particular terms and provisions of Subscription Receipts offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts. This description will include, where applicable: (i) the number of Subscription Receipts; (ii) the price at which the Subscription Receipts will be offered; (iii) the procedures for the exchange of the Subscription Receipts into Trust Units or other securities; (iv) the number of Trust Units or other securities that may be obtained upon exercise of each Subscription Receipt; (v) the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Trust Unit or security; (vi) the terms applicable to the gross proceeds from the sale of the Subscription Receipts plus any interest earned thereon; and (vii) any other material terms and conditions of the Subscription Receipts.

Subscription Receipts may be offered separately or in combination with one or more other Securities. The Subscription Receipts will be issued under a Subscription Receipt agreement. A copy of the Subscription Receipt agreement will be filed by the Trust with the securities commission or similar regulatory authority in each of the provinces of Canada after it has been entered into by the Trust and will be available electronically at www.sedar.com.

Pursuant to the Subscription Receipt agreement, original purchasers of Subscription Receipts will have a contractual right of rescission against the Trust, following the issuance of the underlying Trust Units or other securities to such purchasers upon the surrender or deemed surrender of the Subscription Receipts, to receive the amount paid for the Subscription Receipts in the event that this prospectus and any amendment thereto contains a misrepresentation or is not delivered to such purchaser, provided such remedy for rescission is exercised within 180 days from the closing date of the offering of Subscription Receipts.

RISK FACTORS

An investment in the Securities is subject to certain risks. Investors should carefully review and consider the risks described below and all other information contained in this prospectus and any Prospectus Supplement before making an investment decision and consult their own experts where necessary.

Risks Relating to the Structure of the Trust

The Trust is dependent on Precision and its subsidiaries for the amount of cash available for distributions.

To receive cash available for distribution, the Trust is dependent on the operations and assets of Precision (as well as its direct and indirect subsidiaries, including PDOS, the former Grey Wolf) through its interest in Precision Drilling Limited Partnership, a limited partnership formed under the laws of the Province of Manitoba (“PDLP”), which in turn owns 100% of the shares of Precision and the inter-company note owing by Precision to PDLP (the “Promissory Note”). Distributions to Unitholders and Exchangeable Units are dependent on the ability of Precision to make principal and interest payments on the Promissory Note, dividends and return of capital payments. The actual amount of cash available for distribution is dependent upon numerous factors relating to the business of Precision including profitability, changes in revenue, fluctuations in working capital, capital expenditure levels, applicable laws, compliance with contracts, contractual restrictions contained in the instruments governing its indebtedness, the impact of interest rates, the growth of the general economy, industry activity, the price of crude oil and natural gas, changes to tax laws, weather, future capital requirements and the number of Trust Units and Exchangeable Units issued and outstanding and potential tax liabilities resulting from any successful reassessments of prior taxation years by taxation authorities.

Any reduction in the amount of cash available for distribution, or actually distributed, by Precision to the Trust will adversely impact or limit the amount of cash available for distributions by the Trust to the Unitholders and the holders of Exchangeable Units. The market value of the Trust Units may deteriorate if the Trust is unable to meet distribution expectations in the future, and such deterioration may be material.

Distributions on the Trust Units are variable.

The actual cash flow available for distribution to Unitholders is a function of numerous factors including the Trust’s, PDLP’s and Precision’s financial performance; debt covenants and obligations; working capital requirements; future upgrade capital expenditures and future expansion capital expenditure requirements for the purchase of property, plant and equipment; tax obligations; the impact of interest rates and/or foreign exchange rates; the growth of the general economy; the price of crude oil and natural gas; weather; and number of Trust Units and Exchangeable Units issued and outstanding. Cash distributions may be increased, reduced or suspended or eliminated entirely depending on the Trust’s operations and the performance of its assets. The market value of the Trust Units may deteriorate if the Trust is unable to meet cash distribution expectations in the future, and that deterioration may be material.

Changes in legislation may have an adverse effect on Unitholders.

There can be no assurance that income tax laws related to the status of “mutual fund trusts”, the taxation of “mutual fund trusts”, or other matters will not be changed in a manner which adversely affects Unitholders. Environmental and applicable operating legislation may be changed in a manner which adversely affects Unitholders.

Risks associated with the taxation of the Trust and Precision could negatively affect the value of the Trust Units.

There can be no assurance that Canadian federal income tax laws and administrative policies respecting the treatment of “mutual fund trusts” will not be changed in a manner that adversely affects Unitholders. For example, if the Trust ceases to qualify as a “mutual fund trust” under the Tax Act, certain Canadian income tax considerations would be materially and adversely different in certain respects.

To qualify as a “mutual fund trust” for purposes of the Tax Act the Trust must continuously satisfy certain requirements as to the nature of its undertakings (primarily that it must restrict its activities to the investment of funds), its ability to distribute Trust Units to the public, the dispersal of ownership of its Trust Units and the requirement that, unless it meets certain exceptions, it must not be reasonable to consider that it was established or is maintained primarily for the benefit of Non-Canadian Holders (as defined herein).

As noted above, the Tax Act provides that a trust will not be considered to be a “mutual fund trust” for purposes of the Tax Act if it is established or is maintained primarily for the benefit of non-residents of Canada. However, this disqualification rule does not apply if all or substantially all of the trust’s property is property other than “taxable Canadian property” as defined in the Tax Act. Although no assurances can be provided, all or substantially all of the assets of the Trust should be property other than “taxable Canadian property” as defined in the Tax Act.

Relevant specific proposals to amend the Tax Act that have been publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus (the “Proposed Amendments”) provide that the Trust will lose its status as a “mutual fund trust” if the aggregate fair market value of all Trust Units issued by the Trust and held by one or more non-residents of Canada or partnerships that are not “Canadian partnerships” (as defined in the Tax Act) is more than 50% of the aggregate fair market value of all of the Trust Units issued by the Trust and if more than 10% (based on fair market value) of the Trust’s property consists of certain types of “taxable Canadian property”, “Canadian resource property” or “timber resource property”, all as defined in the Tax Act. Since no more than 10% of the Trust’s property should be “taxable Canadian property”, “Canadian resource property” or “timber resource property” these Proposed Amendments should not adversely affect the Trust’s status as a “mutual fund trust”. However, no assurances can be provided that no more than 10% of the Trust’s property will be “taxable Canadian property”, “Canadian resource property” or “timber resource property” and, therefore, that, if enacted, these Proposed Amendments would not adversely affect the Trust’s status as a “mutual fund trust” under the Tax Act.

Provided the Trust satisfies the foregoing requirements it should be a “mutual fund trust” for purposes of the Tax Act. If the Trust ceased to qualify as a “mutual fund trust” under the Tax Act, certain Canadian federal income tax considerations would be materially and adversely different in certain respects.

Moreover, if the Trust were to cease to qualify as a “mutual fund trust”, Trust Units held by Unitholders who are not resident in Canada for the purposes of the Tax Act (“Non-Canadian Holders”) would become “taxable Canadian property” under the Tax Act. These Non-Canadian Holders would be subject to Canadian income tax on any gains realized on a disposition of the Trust Units held by them unless they were exempt under an income tax convention, and Non-Canadian Holders may be subject to certain notification and withholding requirements on a disposition of their Trust Units. In addition, the Trust would be taxed on certain types of income distributed to Unitholders (apart from under the specified investment flow-through legislation discussed below). Payment of this tax may have adverse consequences for some Unitholders, particularly Non-Canadian Holders and residents of Canada that are otherwise exempt from Canadian income tax.

The SIFT Rules apply to trusts that are resident in Canada for purposes of the Tax Act, that hold one or more “non-portfolio properties”, and the trust units of which are listed on a stock exchange or other public market (a “SIFT Trust”). A SIFT Trust effectively is subject to tax on its income from non-portfolio properties and taxable capital gains from dispositions of non-portfolio properties paid, or made payable, to unitholders at a rate comparable to the combined federal and provincial corporate income tax rate.

In general terms, a trust that existed on October 31, 2006 and to which the SIFT Rules otherwise would apply (i.e., the Trust), should not become a SIFT Trust until the earlier of January 1, 2011 or the first day after December 15, 2006 that the trust exceeds “normal growth” determined by reference to guidelines first issued on December 15, 2006 by the Minister of Finance (Canada) and amended on December 4, 2008 (the “Guidelines”). The Guidelines provide that a trust should not be considered to exceed “normal growth” if the trust does not issue new equity (including convertible debentures or other equity substitutes) that exceeds the greater of $50 million per year or certain specified “safe harbour” amounts based on the market capitalization of the trust on October 31, 2006.

Provided that the Trust does not issue new equity (including debt that is convertible into equity) in an amount greater than the “safe-harbour” determined by reference to the market capitalization of the Trust on October 31, 2006, the Trust should not be considered to exceed “normal growth” as set forth in the Guidelines. No assurances can be provided that the Trust will not otherwise become a SIFT Trust prior to January 1, 2011.

As part of its ongoing strategic planning, the Trust will continue to examine and evaluate its various strategic alternatives, including its ability to reorganize its legal and tax structure to mitigate the expected impact of the SIFT Rules. While no assurances can be provided regarding the strategic alternatives, if any, that may be available, the strategic alternatives considered will recognize that on December 20, 2007 the Minister of Finance announced that the federal government remains committed to ensuring that a SIFT Trust may convert to a taxable Canadian corporation without undue tax consequences, and Proposed Amendments were released on November 28, 2008 to specifically facilitate such a conversion.

There can be no assurance that the Trust will not cease to qualify as a “mutual fund trust” under the Tax Act or that it will not become a SIFT Trust prior to January 1, 2011.

A change in the structure of the Trust may have an adverse effect on Unitholders

As a result of the adoption of the SIFT Rules, management of the Trust may, from time to time, evaluate the organizational and capital structure of the Trust and its subsidiaries to ensure that it remains appropriate and efficient for the business of the Trust and the benefit of Unitholders. Such evaluation and review may result in the recommendation that Unitholders approve a conversion of the Trust to a corporation.

In the event that such a recommendation were to be made, approved and implemented, the Trust’s income trust structure would be reorganized into a corporation and the Unitholders would become shareholders of that corporation which would own all of the Trust Units of the Trust. Each Unitholder would exchange its Trust Units for shares of the successor corporation. Such a reorganization would be subject to approval of the Unitholders and to such other approvals as may be required, including regulatory, stock exchange and court approvals.

In connection with any such reorganization, the current distribution policies of the Trust would be replaced by the dividend policy of the successor corporation which may result in a decrease in the cash amount distributed compared with the current distributions of the Trust. Furthermore, the reorganization would result in the conversion of the Trust into an entity that would be subject to Canadian federal and provincial income tax.

Any such reorganization may occur prior to January 1, 2011 and may have an adverse impact on the market price of the Trust Units.

Precision has retained liabilities as a consequence of prior reorganizations.

Precision, the successor entity to amalgamations involving its predecessor companies, has retained all liabilities of its predecessor companies, including liabilities relating to corporate and income tax matters.

Trust Units have certain risks not associated with traditional investments in the oil and natural gas services business.

The Trust Units do not represent a traditional investment in the oil and natural gas services business and should not be viewed as shares of a corporation. The Trust Units represent a fractional interest in the Trust. Unitholders do not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. The Trust’s sole assets are the shares of the General Partner (as defined herein), the Class A Limited Partnership Units of PDLP and other investments in securities. The price per Trust Unit is a function of anticipated net earnings, the amount of cash distributions paid by the Trust to Unitholders, the underlying assets of the Trust and management’s ability to effect long-term growth in the value of Precision and other entities now or hereafter owned directly or indirectly by the Trust. The market price of the Trust Units are sensitive to a variety of market conditions including, but not limited to, interest rates, the growth of the general economy, the price of crude oil and natural gas and changes in law. Changes in market conditions may adversely affect the trading price of the Trust Units.

The Trust Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that act or any other legislation. Furthermore, the Trust is not a trust company and, accordingly, is not registered under any trust and loan company legislation as it does not carry on or intend to carry on the business of a trust company.

The Trust is not a legally recognized entity within the relevant definitions of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and, in some cases, the Winding Up and Restructuring Act (Canada). As a result, in the event a restructuring of the Trust were necessary, the Trust would not be able to access the remedies available thereunder. In the event of a restructuring, the position of Unitholders may be different than that of the shareholders of a corporation.

If the Trust does not constitute a “qualified foreign corporation” for United States federal income tax purposes, individual U.S. Holders (as defined below) may be taxed at a higher rate on distributions.

Management expects that distributions it makes to non-corporate U.S. Holders (including individual U.S. Holders) that are treated as dividends for United States federal income tax purposes will be treated as qualified dividend income eligible for the reduced maximum rate to individuals of 15% (5% for individuals in lower tax brackets). However, if the Trust does not constitute a “qualified foreign corporation” for United States federal income tax purposes, and as a result such dividends to non-corporate U.S. Holders do not qualify for this reduced maximum rate, such holders will be subject to tax on such dividends at ordinary income rates (currently at a maximum rate of 35%). In addition, under current law, the preferential tax rate for qualified dividend income will not be available for taxable years beginning after December 31, 2010.

For the purposes of this prospectus, the term “U.S. Holder” means a beneficial owner of Trust Units that for United States federal income tax purposes is:

(a)	an individual citizen or resident of the United States;

(b)	a corporation or other entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

(c)	an estate that is subject to United States federal income tax on its income regardless of is source; or

(d)	a trust, the substantial decisions of which are controlled by one or more United States persons and which is subject to the primary supervision of a United States court, or a trust that validly has elected under applicable Treasury regulations to be treated as a United States person for United States federal income tax purposes.

The composition for Canadian federal income tax purposes of distributions on Trust Units may change over time, and such changes could negatively affect the return on the Trust Units.

Unlike interest payments on an interest-bearing security, distributions by income trusts on trust units (including the Trust Units) are, for Canadian federal income tax purposes, composed of different types of payments (portions of which may be fully or partially taxable or may constitute non-taxable “returns of capital”). The composition for Canadian federal income tax purposes of distributions may change over time, thus affecting the after-tax return to Unitholders who are resident in Canada for purposes of the Tax Act (“Canadian Holders”). Therefore, the rate of return for Canadian Holders over a defined period may not be comparable to the rate of return on a fixed-income security that provides a return on capital over the same period. This is because a Canadian Holder may receive distributions that constitute a return of capital (rather than a return on capital) to some extent during the relevant period. Returns on capital are generally taxed as ordinary income, dividends or taxable capital gains in the hands of a holder of Trust Units, while returns of capital are generally non-taxable to a Canadian Holder (but reduce the adjusted cost base in a Trust Unit for Canadian federal income tax purposes).

If the Trust ceases to qualify as a “mutual fund trust” under the Tax Act, the Trust Units will cease to be qualified investments for a variety of plans, which could have negative tax consequences.

If the Trust ceases to qualify as a “mutual fund trust”, the Trust Units will cease to be qualified investments for trusts governed by “registered retirement savings plans”, “registered retirement income funds”, “deferred profit sharing plans” and “registered education savings plans”, each as defined in the Tax Act (collectively, “Exempt Plans”) and for trusts governed by “tax-free savings accounts”, each as defined in the Tax Act. Where, at the end of any month, an Exempt Plan holds Trust Units that are not qualified investments, the Exempt Plan must, in respect of that month, pay a tax under Part XI.1 of the Tax Act equal to 1% of the fair market value of the Trust Units at the times such Trust Units were acquired by the Exempt Plan. In addition, where a trust governed by a “registered retirement savings plan” or “registered retirement income fund” holds Trust Units that are not qualified investments, such trust will become taxable on its income attributable to the Trust Units while they are not qualified investments, including the full amount of any capital gain realized on a disposition of Trust Units while they are not qualified investments. Where a trust governed by a “registered education savings plan” holds Trust Units that are not qualified investments, the plan’s registration may be revoked. Where a trust governed by a “tax-free savings account” holds Trust Units that cease to be qualified investments, the holder of that “tax-free savings account” may be required to pay a tax under Part XI.01 of the Tax Act equal to 50% of the fair market value of such Trust Units at the time the Trust Units ceased to be a qualified investment.

The Trust expects to maintain its status as a “foreign private issuer” in the United States and thus will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than a company incorporated in the United States.

As a “foreign private issuer” the Trust is exempt from certain rules under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) that impose disclosure requirements, as well as procedural requirements, for proxy solicitations under Section 14 of the Exchange Act. The officers, trustees of the Trust and principal Unitholders of the Trust are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, the Trust is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act, nor is it generally required to comply with Regulation FD, which restricts the selective disclosure of material nonpublic information. Accordingly, there may be less information concerning the Trust publicly available than there is for United States public companies and such information may not be provided as promptly. In addition, the Trust is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare its disclosure documents in accordance with Canadian disclosure requirements, including preparing its financial statements in accordance with Canadian GAAP, which differs in some respects from U.S. GAAP.

If an investor acquires 10% or more of the Trust Units it may be subject to taxation under the CFC rules.

Under certain circumstances, a United States person who directly or indirectly owns 10% or more of the voting power of a foreign corporation that is a controlled foreign corporation (“CFC”) (generally, a foreign corporation in which 10% United States shareholders own more than 50% of the voting power of the foreign corporation) for an uninterrupted period of 30 days or more during a taxable year and who holds any shares of the foreign corporation on the last day of the corporation’s tax year must include in gross income for United States federal income tax purposes its pro rata share of certain income of the CFC even if such share is not distributed to such person. The Trust is not presently a CFC, but this could change in the future.

The Trust’s debt service obligations may limit the amount of cash available for distributions.

The Trust and its affiliates may, from time to time, finance a significant portion of their growth (either from acquisitions or capital expenditure additions) and operations through debt. Amounts paid in respect of interest and principal on debt incurred by Precision and its affiliates may impair Precision’s ability to satisfy its obligations under its debt instruments. Variations in interest rates and scheduled principal repayments could result in significant changes in the amount required to be applied to service debt before payment of inter-entity debt. This may result in lower levels of cash available for distribution by the Trust. Ultimately, subordination agreements or other debt obligations (including the terms of the Credit Facilities, see “Material Debt”) could preclude distributions altogether. See “Risk Factors — Risks Relating to the Acquisition”.

The terms of the documents governing the Credit Facilities contain provisions that in effect ensure that the lenders have priority as to payment over the Unitholders in respect to the assets and income of the Trust and its subsidiaries. Amounts due and owing to the lenders under the Credit Facilities must be paid before any distributions can be made to Unitholders. This relative priority of payments could result in a temporary or permanent interruption of distributions to Unitholders.

Sales of additional Trust Units could negatively affect the value of the Trust Units.

The Trust may issue additional Trust Units in the future to directly or indirectly fund capital expenditure requirements of Precision and other entities now or hereafter owned directly or indirectly by the Trust including to finance acquisitions by those entities. Such additional Trust Units may be issued without the approval of Unitholders. Unitholders have no pre-emptive rights in connection with such additional issues. The Board of Trustees of the Trust has discretion in connection with the price and the other terms of the issue of such additional Trust Units.

Issuance of additional Trust Units in lieu of cash distributions could negatively affect the value of the Trust Units and result in the payment of taxes.

The Declaration of Trust provides that an amount equal to the taxable income of the Trust will be payable each year to Unitholders in order to reduce the Trust’s taxable income to zero. Where in a particular year, the Trust does not have sufficient cash to distribute such an amount, the Declaration of Trust provides that additional Trust Units may be distributed in lieu of cash payments. Such “in kind” distributions have been made by the Trust in each of 2007, 2008 and 2009. In such a case, Unitholders will generally be required to include an amount equal to the fair market value of those Trust Units in their taxable income, notwithstanding that they do not directly receive a cash payment.

A successful challenge by the tax authorities of the amount of interest expense deducted by Precision on its payments of promissory note interest could negatively affect the value of the Trust Units.

Income fund structures often involve significant amounts of inter-entity debt, which may generate substantial interest expense and which serves to reduce earnings and therefore income tax payable. This is the case in respect of Precision and its interest expense on the Promissory Note. There can be no assurance that the taxation authorities will not seek to challenge the amount of interest expense deducted. If such a challenge were to succeed against Precision or the Trust, it could have a material adverse affect on the amount of distributions paid by the Trust to Unitholders.

The Trust could face negative tax consequences for previous transactions.

The business and operations of Precision prior to completion of the plan of arrangement pursuant to which former shareholders of Precision were issued Trust Units were complex and Precision has executed a number of significant financings, business combinations, acquisitions and dispositions over the course of its history. The computation of income taxes payable as a result of these transactions involves many complex factors as well as Precision’s interpretation of relevant tax legislation and regulations. Management believes that the provision for income tax is adequate and in accordance with generally accepted accounting principles and applicable legislation and regulations. However, there are a number of tax filing positions that can still be the subject of review by taxation authorities who may successfully challenge Precision’s interpretation of the applicable tax legislation and regulations, with the result that additional taxes could be payable by Precision and the amount payable without penalties could be up to $390 million as of September 30, 2008. Any increase in tax liability would reduce the net assets of and funds available to the Trust.

The Trust received Notices of Reassessment from a provincial taxing authority relating to a prior period tax filing position in the total amount of $58 million as of September 30, 2008. This $58 million has been paid, recorded as a long-term receivable and included in the $390 million tax contingency disclosed in the preceding paragraph. The income tax-related portion of the applicable reassessments and the interest portion is $38 million and $20 million, respectively.

A successful challenge by the tax authorities of the amount of expenses deducted by the Trust or its subsidiaries could negatively affect the value of the Trust Units.

There can be no assurance that the applicable taxation authorities will agree with the classification of expenses claimed by the Trust or its subsidiaries. If the taxation authorities successfully challenge the deductibility of any such expenses, the return to Unitholders may be adversely affected.

The price of Trust Units may experience volatility.

The price of Trust Units may be volatile. Some of the factors that could affect the price of the Trust Units are quarterly increases or decreases in revenue or earnings, changes in cash distributions made by the Trust, changes in revenue or earnings estimates by the investment community, the ability of the Trust to implement its integration strategy and to realize the expected benefits from the Acquisition and speculation in the press or investment community about the Trust’s financial condition or results of operations. General market conditions and Canadian, United States or international economic factors and political events unrelated to the performance of the Trust may also affect the price of Trust Units. For these reasons, investors should not rely on past trends in the price of Trust Units to predict the future price of Trust Units or the Trust’s financial results.

Precision may be unable to obtain access to additional financing.

Precision may find it necessary in the future to obtain additional debt or equity financing through the Trust to support ongoing operations, to undertake capital expenditures, to repay existing indebtedness (including the Credit Facilities (see “Consolidated Capitalization of the Trust” and “Material Debt”)) or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to Precision when needed or on terms acceptable or favourable to Precision. Precision’s inability to raise financing to support ongoing operations or to fund capital expenditures, acquisitions, debt repayments or other business combination transactions could limit Precision’s growth and may have a material adverse effect upon Precision.

The Trust may become a passive foreign investment company (“PFIC”), which could result in adverse United States tax consequences to United States investors.

Management does not believe that the Trust is, or will be treated as, a PFIC for United States tax purposes. Since PFIC status is determined on an annual basis and will depend on the composition of the Trust’s income and assets from time to time, it is possible that the Trust could be considered a PFIC in 2008 or a future taxable year. Such characterization could result in adverse United States tax consequences to you if you are a United States investor. In particular, a United States investor would be subject to United States federal income tax at ordinary income rates, plus a possible interest charge, in respect of any gain derived from a disposition of the Trust Units, as well as certain distributions by the Trust. In addition, a step-up in the tax basis of the Trust Units would not be available upon the death of an individual holder.

Canadian withholding tax may exceed allowable United States foreign tax credits and reduce effective yield to United States investors.

Withholding of Canadian tax is imposed at a 25% rate (reduced to 15% for recipients that are residents of the United States eligible for benefits under the Canada-United States Tax Convention) both on cash and non-cash distributions by the Trust to persons that are not Canadian residents. However, as certain non-cash distributions by the Trust generally will not be included in income for United States federal income tax purposes, such Canadian withholding tax may exceed a

U.S. Holder’s allowable foreign tax credit for the taxable year of the distribution, potentially resulting in a reduced after-tax cash yield to United States investors for the year of such distribution.

The distribution of assets on redemption or termination of the Trust may have adverse consequences.

It is anticipated that a redemption right will not be the primary mechanism for Unitholders to liquidate their investment. Securities which may be received as a result of a redemption of Trust Units will not be listed on any stock exchange and no market for such securities is expected to develop. The securities so distributed may not be qualified investments for Exempt Plans, depending upon the circumstances existing at that time. On termination of the Trust, the Board of Trustees of the Trust may distribute the securities directly to Unitholders, subject to obtaining all of the necessary regulatory approvals. In addition, there may be resale restrictions imposed by applicable law upon the recipients of securities pursuant to a redemption right.

Unitholders face a possibility of personal liability in connection with the obligations and affairs of the Trust.

The Declaration of Trust provides that no Unitholder will be subject to any liability in connection with the Trust or its obligations and affairs and, in the event that a court determines that Unitholders are subject to any such liabilities, the liabilities will be enforceable only against, and will be satisfied only out of, the Trust’s assets. Pursuant to the Declaration of Trust, the Trust will indemnify and hold harmless each Unitholder from any costs, damages, liabilities, expenses, charges and losses suffered by a holder resulting from or arising out of such holder not having such limited liability. The Declaration of Trust provides that all written instruments signed by or on behalf of the Trust must contain a provision to the effect that obligations under those instruments will not be binding upon Unitholders personally. Personal liability may however arise in respect of claims against the Trust that do not arise under contracts, including claims in tort, claims for taxes and possibly certain other statutory liabilities. The possibility of any personal liability of this nature arising is considered unlikely. The Income Trusts Liability Act (Alberta) came into force on July 1, 2004. The legislation provides that a Unitholder will not be, as a beneficiary, liable for any act, default, obligation or liability of the trustee(s) of the Trust that arises after the legislation came into force. However, this legislation has not yet been ruled upon by the courts. The operations of the Trust will be conducted, upon the advice of counsel, in such a way and in such jurisdictions as to avoid as far as possible any material risk of liability to the Unitholders for claims against the Trust, including by obtaining appropriate insurance, where available and to the extent commercially feasible.

Asset valuation variability could negatively affect the value of the Trust Units.

The net asset value of the assets of the Trust from time to time will vary depending upon factors which are beyond the control of the Trust. The trading price of the Trust Units also fluctuates due to factors beyond the control of the Trust and such trading prices may be greater than the net asset value of the Trust’s assets.

There are risks associated with the indemnification of the limited partners of PDLP.

While the general partner of PDLP, 1194312 Alberta Ltd., a wholly-owned subsidiary of the Trust (the “General Partner”), has agreed pursuant to the terms of the Limited Partnership Agreement of PDLP to indemnify PDLP’s limited partners, including holders of the class A limited partnership units of PDLP and the Exchangeable Units, the General Partner may not have sufficient assets to honour the indemnity.

Risks Relating to the Securities

There is no market through which the Securities (other than the Trust Units) may be sold.

There is currently no market through which any of the Securities, other than the Trust Units, may be sold and the purchasers of such Securities may not be able to resell such securities purchased under this prospectus and any Prospectus Supplement. There can be no assurance that a secondary market will develop for any of the Debt Securities, Warrants or Subscription Receipts that may be issued under this prospectus or that any secondary market which does develop will continue. This may affect the pricing of such Securities in the secondary market, if any, the transparency and availability of trading prices, the liquidity of the securities and the extent of regulation of such Securities.

The public offering prices of the Securities may be determined by negotiation between the Trust and underwriters based on several factors and may bear no relationship to the prices at which Securities will trade in the public market subsequent to such offering. See “Plan of Distribution”.

Credit ratings may not reflect all risks of an investment in Debt Securities and may change.

Credit ratings may not reflect all risks associated with an investment in Debt Securities. Any credit ratings applied to Debt Securities are an assessment of the Trust’s ability to pay its obligations. Consequently, real or anticipated changes in the credit ratings will generally affect the market value of Debt Securities. The credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed herein on the value of Debt Securities. There is no assurance that any credit rating assigned to Debt Securities will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.

Increases in interest rates may cause the market price or value of Debt Securities to decline.

The market price or value of Debt Securities may decline as prevailing interest rates for comparable debt instruments rise.

Debt Securities will be effectively subordinated to creditors of the Trust’s subsidiaries, partnerships and other entities.

The Trust conducts its business through a number of corporate and partnership subsidiaries. The Debt Securities will be effectively subordinated to claims of creditors of the Trust’s subsidiaries, in that the Trust’s right to participate as a securityholder or partner in the distribution of the assets of any subsidiary upon any such distribution would be subject to the prior claims of the creditors of such subsidiary.

Risks Relating To The Business Currently Conducted By Precision

The business of Precision is affected by governmental regulations and policies.

Certain activities of Precision are affected by factors that are beyond its control or influence. The drilling rig, camp and catering, service rig, snubbing, rentals, wastewater treatment and related service businesses and activities of Precision in Canada and the drilling rig, camp and catering and rentals business and activities of Precision in the United States are directly affected by fluctuations in exploration, development and production activity carried on by its customers which, in turn, is dictated by numerous factors including world energy prices and government policies. The addition, elimination or curtailment of government regulations and incentives could have a significant impact on the oil and natural gas business in Canada and the United States. These factors could lead to a decline in the demand for Precision’s services, resulting in a material adverse effect on revenues, cash flows, earnings and cash distributions to Unitholders.

The operations of Precision are dependent on the price of oil and natural gas.

Precision sells its services to oil and natural gas exploration and production companies. Macro economic and geopolitical factors associated with oil and natural gas supply and demand are prime drivers for pricing and profitability within the oilfield services industry. Generally, when commodity prices are relatively high, demand for Precision’s services are high, while the opposite is true when commodity prices are low. The markets for oil and natural gas are separate and distinct. Oil is a global commodity with a vast distribution network. As natural gas is most economically transported in its gaseous state via pipeline, its market is dependent on pipeline infrastructure and is subject to regional supply and demand factors. However, recent developments in the transportation of liquefied natural gas (“LNG”) in ocean going tanker ships have introduced an element of globalization to the natural gas market. Crude oil and natural gas prices are quite volatile, which accounts for much of the cyclical nature of the oilfield services business.

Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries and other major petroleum exporting countries, for instance, may affect both the demand for, and the supply of, oil and natural gas. Weather conditions, governmental regulation (both in Canada and elsewhere), levels of consumer demand, the availability of pipeline capacity, United States and Canadian storage levels and other factors beyond Precision’s control may also affect the supply of and demand for oil and natural gas and thus lead to future price volatility. A prolonged reduction in oil and natural gas prices would likely depress the level of exploration and production activity. This would likely result in a corresponding decline in the demand for Precision’s services and could have a material adverse effect on its revenues, cash flows and profitability. Lower oil and natural gas prices could also cause Precision’s customers to seek to terminate, renegotiate or fail to honour Precision’s drilling contracts which could affect the fair market value of its rig fleet which in turn could trigger a write down for accounting purposes, Precision’s ability to retain skilled rig personnel and Precision’s ability to obtain access to capital to finance and grow its businesses. There can be no assurance that the future level of demand for Precision’s services or future conditions in the oil and natural gas and oilfield services industries will not decline.

Precision’s accounts receivable are with customers involved in the oil and natural gas industry, whose revenues may be impacted by fluctuations in commodity prices. The collection of receivables may be adversely affected by any prolonged weakness in oil and natural gas prices.

The intense price competition and cyclical nature of the contract drilling industry could have an adverse effect on revenue and profitability.

The contract drilling business is highly competitive with numerous industry participants, and the drilling contracts Precision competes for are usually awarded on the basis of competitive bids. Management believes pricing and rig availability are the primary factors considered by Precision’s potential customers in determining which drilling contractor to select. Management believes other factors are also important. Among those factors are:

•	the drilling capabilities and condition of drilling rigs;

•	the quality of service and experience of rig crews;

•	the safety record of the company and the particular drilling rig;

•	the offering of ancillary services;

•	the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques; and

•	the mobility and efficiency of rigs.

The contract drilling industry historically has been cyclical and has experienced periods of low demand, excess rig supply, and low dayrates, followed by periods of high demand, short rig supply and increasing dayrates. Periods of excess drilling rig supply intensify the competition in the industry and often result in rigs being idle. There are numerous contract drilling competitors in each of the markets in which Precision competes. In all of those markets, an oversupply of drilling rigs can cause greater price competition. Contract drilling companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling services is better in a region where Precision operates, its competitors might respond by moving in suitable drilling rigs from other regions, by reactivating previously stacked rigs or purchasing new drilling rigs. An influx of drilling rigs into a market area from any source could rapidly intensify competition and make any improvement in demand for drilling rigs short-lived.

The number of drilling rigs competing for work in the market areas Precision serves has increased due to the entry into those markets of newly-built or newly-refurbished rigs. Management expects that more of these newer rigs will enter Precision’s market areas over the next year. The addition of these drilling rigs in 2008 has and could continue to intensify price competition and possibly reduce customer demand for term drilling contracts, which would have an adverse effect on the revenues, cash flows and earnings of the Trust.

Capital overbuild in the drilling industry could lead to a decline in demand for Precision’s services.

Because of the long life nature of drilling equipment and the lag between the moment a decision to build a rig is made and the moment the rig is placed into service, the number of rigs in the industry does not always correlate to the level of demand for those rigs. Periods of high demand often spur increased capital expenditures on rigs, and those capital expenditures may exceed actual demand. Management believes that there is currently an excess of rigs in the North American oil and gas industry in relation to current levels of demand. This capital overbuild could cause Precision’s competitors to lower their rates and could lead to a decrease in rates in the oilfield services industry generally, which would have an adverse effect on the revenues, cash flows and earnings of the Trust.

Business in Precision’s industry is seasonal and highly variable.

In Canada, the level of activity in the oilfield service industry is influenced by seasonal weather patterns. During the spring months, wet weather and the spring thaw make the ground unstable. Consequently, municipalities and provincial transportation departments enforce road bans that restrict the movement of rigs and other heavy equipment, thereby reducing activity levels and placing an increased level of importance on the location of Precision’s equipment prior to imposition of the road bans. The timing and length of road bans is dependant upon the weather conditions leading to the spring thaw and the weather conditions during the thawing period. Additionally, certain oil and natural gas producing areas are located in sections of the Western Canada Sedimentary Basin that are inaccessible, other than during the winter months, because the ground surrounding or containing the drilling sites in these areas consists of terrain known as muskeg. Until the muskeg freezes, the rigs and other necessary equipment cannot cross the terrain to reach the drilling site. Moreover, once the rigs and other equipment have been moved to a drilling site, they may become stranded or otherwise unable to relocate to another site should the muskeg thaw unexpectedly. Precision’s business results depend, at least in part, upon the severity and duration of the Canadian winter.

Deteriorating conditions in the credit markets may adversely affect business.

The ability to make scheduled payments on or to refinance debt obligations depends on the financial condition and operating performance of the Trust, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control. The credit markets have recently experienced and continue to experience adverse conditions. Continuing volatility in the credit markets may increase costs associated with debt instruments due to increased spreads over relevant interest rate benchmarks, or affect the Trust’s, or third parties it seeks to do business with, ability to access those markets. The Trust may be unable to maintain a level of cash flow from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness.

In addition, there has been substantial uncertainty in the capital markets and access to financing is uncertain. These conditions could have an adverse effect on the industry in which the Trust operates and its business, including future operating results. Precision’s customers may curtail their drilling programs, which could result in a decrease in demand for drilling rigs and a reduction in dayrates, reduction in the number and profitability of turnkey jobs and/or utilization. In addition, certain customers could experience an inability to pay suppliers, including the Trust, in the event they are unable to access the capital markets to fund their business operations.

Poor safety performance could lead to a decline in the demand for services.

Standards for the prevention of incidents in the oil and gas industry are governed by service company safety policies and procedures, accepted industry safety practices, customer specific safety requirements, and health and safety legislation. Management believes that Precision’s drilling and well servicing businesses are highly competitive with numerous competitors. A key factor considered by Precision’s customers in selecting oilfield service providers is safety. Deterioration in Precision’s safety performance could result in a decline in the demand for Precision’s services and could have a material adverse effect on its revenues, cash flows, profitability and funds available for distributions.

New technology could place Precision at a disadvantage versus competitors.

Complex drilling programs for the exploration and development of remaining conventional and unconventional oil and natural gas reserves in North America demand high performance drilling rigs. The ability of drilling rig service providers to meet this demand will depend on continuous improvement of existing rig technology such as drive systems, control systems, automation, mud systems and top drives to improve drilling efficiency. Precision’s ability to deliver equipment and services that are more efficient is critical to continued success. There is no assurance that competitors will not achieve technological improvements that are more advantageous, timely or cost effective than improvements developed by Precision.

Precision is subject to various risks from its foreign operations.

Precision conducts a material portion of its business in the United States and is subject to risks inherent in such operations, such as: terrorist threats; fluctuations in currency and exchange controls; increases in duties and taxes; and changes in laws and policies governing operations. In addition, in the United States jurisdictions in which Precision operates, it is subject to various laws and regulations that govern the operation and taxation of its businesses in such jurisdictions and the imposition, application and interpretation of which laws and regulations can prove to be uncertain.

There are risks associated with increased capital expenditures.

The timing and amount of capital expenditures by Precision will directly affect the amount of cash available for distribution to Unitholders. The cost of equipment has escalated over the past several years as a result of, among other things, high input costs. There can be no assurance that Precision will be able to recover higher capital costs through rate increases to its customers, and in such event, cash distributions may be reduced.

Unexpected cost overruns on turnkey drilling jobs could adversely affect Precision’s revenues.

Grey Wolf historically derived a portion of its revenues from turnkey drilling contracts and management of Precision expects that turnkey drilling will continue to represent a part of Precision’s revenue. The occurrence of operating cost overruns on turnkey jobs could have a material adverse effect on the Trust’s financial position and results of operations. Under a typical turnkey drilling contract, Precision would agree to drill a well for a customer to a specified depth and under specified conditions for a fixed price. As part of this arrangement, Precision would typically provide technical expertise and engineering services, as well as most of the equipment required for the drilling of turnkey wells. Precision would use subcontractors for related services. In the typical turnkey drilling arrangement, Precision would not receive progress payments and would be entitled to be paid by the customer only after the terms of the drilling contract have been performed in full. In addition, from time to time, Grey Wolf had encountered difficulties on wells being drilled under turnkey contracts and has incurred related costs, not all of which have been covered by Grey Wolf’s insurance, as described in Note 9 to Grey Wolf’s audited consolidated financial statements and Note 12 to Grey Wolf’s unaudited consolidated financial statements contained in the BAR. For these reasons, the risk under turnkey drilling contracts is substantially greater than for wells drilled on a daywork basis, because under such contracts Precision must assume most of the risks associated with drilling operations that are generally assumed by the customer under a daywork contract.

Compliance with various environmental laws, rules, legislation and guidelines could impose greater costs on Precision’s business or lead to a decline in the demand for services.

There is growing concern about the apparent connection between the burning of fossil fuels and climate change. The issue of energy and the environment has created intense public debate in Canada and around the world in recent years that is likely to continue for the foreseeable future and could potentially have a significant impact on all aspects of the economy including the demand for hydrocarbons and resulting in lower demand for Precision’s services.

Precision’s operations are subject to numerous laws, regulations and guidelines governing the management, transportation and disposal of hazardous substances and other waste materials and otherwise relating to the protection of the environment and health and safety. These laws, regulations and guidelines include those relating to spills, releases, emissions and discharges of hazardous substances or other waste materials into the environment, requiring removal or remediation of pollutants or contaminants and imposing civil and criminal penalties for violations. Some of the laws, regulations and guidelines that apply to Precision’s operations also authorize the recovery of natural resource damages by the government, injunctive relief, and the imposition of stop, control, remediation and abandonment orders. The costs arising from compliance with such laws, regulations and guidelines may be material to Precision.

The trend in environmental regulation has been to impose more restrictions and limitations on activities that may impact the environment, including the generation and disposal of wastes and the use and handling of chemical substances. These restrictions and limitations have increased operating costs for both Precision and its customers. Any regulatory changes that impose additional environmental restrictions or requirements on Precision or its customers could adversely affect Precision through increased operating costs and potential decreased demand for Precision’s services.

While Precision maintains liability insurance, including insurance for environmental claims, the insurance is subject to coverage limits and certain of Precision’s policies exclude coverage for damages resulting from environmental contamination. There can be no assurance that insurance will continue to be available to Precision on commercially reasonable terms, that the possible types of liabilities that may be incurred by Precision will be covered by Precision’s insurance, or that the dollar amount of such liabilities will not exceed Precision’s policy limits. Even a partially uninsured claim, if successful and of sufficient magnitude, could have a material adverse effect on Precision’s business, results of operations, prospects and funds available for distributions

Customer merger and acquisition activity could lead to a decline in the demand for services.

Merger and acquisition activity in the oil and natural gas exploration and production sector can impact demand for Precision’s services as customers focus on internal reorganization activities prior to committing funds to significant drilling and capital maintenance projects.

There are certain risks associated with Precision’s dependence on third-party suppliers.

Precision sources certain key rig components, raw materials, equipment and component parts from a variety of suppliers located in Canada, the United States and overseas. Precision also outsources some or all services for the construction of drilling and service rigs. While alternate suppliers exist for most of these components, materials, equipment, parts and services, cost increases, delays in delivery due to high activity or other unforeseen circumstances may be experienced. Precision maintains relationships with a number of key suppliers and contractors, maintains an inventory of key components, materials, equipment and parts and orders long lead time components in advance. However, if the current or alternate suppliers are unable to provide or deliver the necessary components, materials, equipment, parts and services, any resulting delays by Precision in the provision of services to its customers may have a material adverse effect on Precision’s business, results of operations, prospects and funds available for distributions.

The Trust and Precision may face potential unknown liabilities.

There may be unknown liabilities assumed by the Trust through its direct and indirect interests in Precision and its other operating subsidiaries (including the former Grey Wolf), including those associated with prior acquisitions and dispositions by Precision as well as environmental issues or tax issues. Specifically, Precision has provided certain indemnities to the purchasers under the agreement dated September 13, 2005 between Precision and 1191678 Alberta Inc. The discovery of any material liabilities could have an adverse affect on the financial condition and results of discontinued operations of Precision and, as a result, the amount of cash available for distribution to Unitholders.

Precision’s operations subject it to currency translation risk, which could cause results to fluctuate significantly from period to period.

Precision’s operations in the United States have revenue, expenses, assets and liabilities denominated in U.S. dollars. As a result Precision’s income statement, balance sheet and statement of cash flow are impacted by changes in exchange rates between Canadian and United States currencies in three main aspects.

•	Translation of United States Currency Assets and Liabilities to Canadian Dollar. Precision’s United States operations are considered self-sustaining operations and will be translated into Canadian dollars using the current rate method. Under this method, the assets and liabilities of Precision’s operations in the United States will be recorded in the consolidated financial statements at the exchange rate in effect at the balance sheet dates and the unrealized gains and losses will be included in other comprehensive income, a component of unitholders’ equity. As a result, changes in the Canadian to U.S. dollar exchange rates will increase or decrease Precision’s U.S. dollar denominated net assets on consolidation which will increase or decrease unitholders’ equity. The translation will increase and decrease Precision’s U.S. dollar assets and liabilities as a result of changes in foreign exchange rates which could have a material impact on the amounts recorded in the balance sheet. In addition, under certain circumstances Canadian GAAP requires foreign exchange gains and losses that are accumulated in other comprehensive income to be recorded as a foreign exchange gain or loss in the statement of earnings. For Precision’s integrated operations, non-monetary assets and liabilities are recorded in the financial statements at the exchange rate in effect at the time of the acquisition or expenditure. As a result, the book value of these assets and liabilities are not impacted by changes in exchange rates. Monetary assets and liabilities are converted at the exchange rate in effect at the balance sheet dates, and the unrealized gains and losses are shown on the statements of earnings as “foreign exchange”. Precision has a net monetary asset position for its United States operations, which are U.S. dollar based. As a result, if the Canadian dollar strengthens versus the U.S. dollar, Precision will incur a foreign exchange loss from the translation of net monetary assets.

•	Translation of United States Currency Statement of Earnings Items to Canadian Dollars. Precision’s United States operations generate revenue and incur expenses in U.S. dollars and the U.S. dollar based earnings are converted into Canadian dollars for purposes of financial statement consolidation and reporting. The conversion of the U.S. dollar based revenue and expenses to a Canadian dollar basis does not result in a foreign exchange gain or loss but does result in lower or higher net earnings from United States operations than would have occurred had the exchange rate not changed. If the Canadian dollar strengthens versus the U.S. dollar, the Canadian dollar equivalent of net earnings from United States will be negatively impacted. Precision does not currently hedge any of its exposure related to the translation of U.S. dollar based earnings into Canadian dollars.

•	Transaction Exposure. The majority of Precision’s United States operations are transacted in U.S. dollars. Transactions for Precision’s Canadian operations are primarily transacted in Canadian dollars. However, Precision occasionally purchases goods and supplies in U.S. dollars. These transactions and foreign exchange exposure would not typically have a material impact on the Canadian operations’ financial results.

Precision’s operations face many risks of interruption and casualty losses.

Precision’s operations are subject to many hazards inherent in the drilling, workover and well servicing industries, including blowouts, cratering, explosions, fires, loss of well control, loss of hole, damaged or lost drilling equipment and damage or loss from inclement weather or natural disasters and reservoir damage. Any of these hazards could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental damage, damage to the property of others and damage to producing or potentially productive oil and natural gas formations through which Precision drills. Generally, drilling and service rig contracts provide for the division of responsibilities between a drilling or service rig company and its customer, and Precision seeks to obtain indemnification from its customers by contract for certain of these risks. Precision also seeks protection through insurance. However, Precision cannot ensure that such insurance or indemnification agreements will adequately protect it against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, insurance may not be available to cover any or all of these risks, or, even if available, may not be adequate. Insurance premiums or other costs may rise significantly in the future, so as to make such insurance prohibitively expensive or uneconomic. This is particularly of concern in the wake of the September 11, 2001 terrorist attacks in the United States and the severe hurricane damage in the United States Gulf Coast region in 2005 and 2007, both of which have resulted in significantly increased insurance costs, deductibles and coverage restrictions. In future insurance renewals, Precision may choose to increase its self insurance retentions (and thus assume a greater degree of risk) in order to reduce costs associated with increased insurance premiums.

Business acquisitions entail numerous risks and may disrupt Precision’s business or distract management attention.

The Trust contemplates that as part of its business strategy, it will continue to consider and evaluate acquisitions of, or significant investments in, businesses and assets that are complementary to it. Any acquisition that the Trust completes could have a material adverse effect on the Trust’s operating results and/or the price of its securities. Acquisitions involve numerous risks, including:

•	unanticipated costs and liabilities;

•	difficulty of integrating the operations and assets of the acquired business;

•	the ability to properly access and maintain an effective internal control environment over an acquired company in order to comply with public reporting requirements;

•	potential loss of key employees and customers of the acquired companies; and

•	an increase in Precision’s expenses and working capital requirements.

The Trust may incur substantial indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with any such acquisitions. Debt service requirements could represent a significant burden on the Trust’s results of operations and financial condition and the issuance of additional equity could be dilutive to Unitholders. The Trust will also be required to meet certain financial covenants in order to borrow money under its credit agreements to fund future acquisitions. Acquisitions could also divert the attention of management and other employees from Precision’s day-to-day operations and the development of new business opportunities. Even if the Trust is successful in integrating its current or future acquisitions into its existing operations, the Trust may not derive the benefits, such as operational or administrative synergies, that the Trust expected from such acquisitions, which may result in the commitment of the Trust’s capital resources without the expected returns on such capital. In addition, the Trust may not be able to continue to identify attractive acquisition opportunities or successfully acquire identified targets.

The results of the Trust’s annual assessment of goodwill may result in a non-cash charge against the consolidated net income of the Trust.

Precision is currently assessing and evaluating the carrying value of its goodwill, both prior to and subsequent to the Acquisition, to determine if, as a consequence of the deterioration in general economic conditions during 2008, an impairment writedown to goodwill is required under Canadian GAAP to be reflected in the audited annual consolidated financial statements of the Trust for the year ended December 31, 2008.

In general, Canadian GAAP requires that the Trust assess its goodwill balance at least annually for impairment and that any permanent impairment writedown be charged to net income. The calculation of any impairment is subject to management estimates and assumptions. Factors that may be considered in such a calculation include, but are not limited to, declines in Trust Unit price and market capitalization, reduced future cash flow and earnings estimates, slower growth rates in the industry in which the Trust and its subsidiaries operate and general economic conditions. Any impairment would result in a writedown of the goodwill value and a non-cash charge against net income. If any impairment writedown to goodwill is required under Canadian GAAP, such writedown may be material.

Any difficulty Precision experiences retaining, replacing or adding personnel could adversely affect its business.

Precision may not be able to find enough skilled labor to meet its needs, which could limit its growth. As a result, Precision may have problems finding enough skilled and unskilled laborers in the future if demand for its services increases. If Precision is not able to increase its service rates sufficiently to compensate for similar wage rate increases, its operating results may be adversely affected.

Although Precision, and prior to the Acquisition, Grey Wolf, have not historically encountered material difficulty in hiring and retaining qualified rig crews, shortages of qualified personnel have occurred in the past in its industry during periods of high demand. The demand for qualified rig personnel has increased as a result of overall stronger demand for land drilling services over the last few years. Management believes the demand for qualified rig personnel could increase further as new and refurbished rigs are brought into service by the Trust and its competitors.

Other factors may also inhibit the Trust’s ability to find enough workers to meet its employment needs. The work currently performed by the employees of the Trust requires skilled workers who can perform physically demanding work. As a result of that industry’s volatility and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with Precision’s. Management believes that its success is dependent upon its ability to continue to employ and retain skilled technical personnel and qualified rig personnel. The Trust’s inability to employ or retain skilled technical personnel and qualified rig personnel generally could have a material adverse effect on its operations.

Precision’s ability to provide reliable services is dependent upon the availability of well-trained, experienced crews to operate its field equipment. Precision must also balance the requirement to maintain a skilled workforce with the need to establish cost structures that fluctuate with activity levels. Within Precision the most experienced employees are retained during periods of low utilization by having them fill lower level positions on field crews. Many of Precision’s businesses are currently experiencing manpower shortages in peak operating periods. These shortages are likely to be further challenged by the number of rigs being added to the industry along with the entrance and expansion of newly formed oilfield service companies.

Risks Relating to the Acquisition

All the anticipated benefits of the Acquisition may not be realized.

The success of the Acquisition will depend, in part, on the ability of the Trust to achieve the anticipated strategic benefits from integrating the businesses of Grey Wolf into the Trust. Management expects the Trust to benefit from modest operational synergies resulting from the integration of the capabilities of Grey Wolf as well as greater efficiencies from increased scale. If the Trust is not able to achieve these objectives, the anticipated cost synergies and other strategic benefits of the Acquisition may not be realized fully or at all or may take longer to realize than expected. The Trust may fail to realize some or all of the anticipated benefits of the Acquisition in the amounts and times projected for a number of reasons, including that the integration may take longer than anticipated, be more costly than anticipated or have unanticipated adverse results relating to the Trust’s businesses. As a result of these factors, it is possible that the Trust will not achieve the anticipated operating synergies from the Acquisition.

Grey Wolf may not be integrated successfully.

Prior to the Acquisition, the Trust and Grey Wolf operated independently. As a result, the combined operation of the resulting entities from the Acquisition will present challenges to management, including the integration of the operations, systems, technologies and personnel of Grey Wolf, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management’s attention, inconsistencies in standards, controls, procedures and policies, operational interruptions and the loss of key employees, customers or suppliers. The difficulties to be encountered in the transition and integration processes could have an adverse effect on the revenues, levels of expenses and operating results of the combined company. As a result, the Trust may not be able to successfully integrate Grey Wolf.

The Trust has incurred and will incur significant transaction, integration and restructuring costs in connection with the Acquisition.

Significant costs of approximately U.S.$227.8 million (after accounting for applicable discounts), including a U.S.$25 million break-up fee payable by Grey Wolf to a third party, debt issuance costs, professional services fees, severance costs and other costs were incurred in respect of the Acquisition. Additionally, the Trust will incur integration and restructuring costs as the business operations of Grey Wolf are integrated with the business of the Trust. Although it is expected that, over time, the realization of efficiencies related to such integration will offset incremental transaction, Acquisition-related and restructuring costs, this net benefit may not be achieved in the near term, or at all. This may result in unanticipated costs and other changes in future financial results.

The Trust and its subsidiaries have incurred substantial debt in connection with the Acquisition, which could have a material adverse effect on its financial position and limit its future operations.

The Trust and its subsidiaries have a significant amount of debt as a result of the financing of the Acquisition. See “Recent Developments — Acquisition Financing”, “Consolidated Capitalization of the Trust” and “Material Debt”. As of December 31, 2008, the Trust’s total outstanding long-term debt was $1,576.6 million.

The Trust’s substantial debt could have a material adverse effect on its financial condition and results of operations as well as on the distributions that the Trust may pay to Unitholders. In particular, it could:

•	increase the Trust’s vulnerability to general adverse economic and industry conditions and require it to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, other debt service requirements, distributions to Unitholders and other general corporate purposes;

•	increase the Trust’s exposure to risks inherent in interest rate fluctuations and changes in credit ratings or statements from rating agencies because certain of its borrowings (including borrowings under the Credit Facilities) are at variable rates of interest, which would result in higher interest expense to the extent the Trust has not hedged these risks against increases in interest rates;

•	increase the Trust’s exposure to exchange rate fluctuations because a change in the value of the Canadian dollar against the U.S. dollar will result in an increase or decrease in the Trust’s U.S. dollar denominated debt, as expressed in Canadian dollars, as well as in the related interest expense;

•	limit the Trust’s flexibility in planning for, or reacting to, changes in its business or the industry in which it operates;

•	place the Trust at a competitive disadvantage compared to its competitors that have less debt;

•	limit the Trust’s ability to borrow additional funds to meet its operating expenses, to make acquisitions and for other purposes; and

•	limit the Trust’s ability to construct, purchase or acquire new rigs.

The Trust and its subsidiaries may be able to incur substantial additional debt in the future, including additional secured debt pursuant to the Credit Facilities and under operating facilities. This could further exacerbate the risks associated with its substantial debt.

Precision will require significant amounts of cash to service indebtedness.

Precision will require significant amounts of cash in order to service and repay indebtedness. The ability to generate cash in the future will be, to a certain extent, subject to general economic, financial, competitive and other factors that may be beyond management’s control. In addition, the ability to borrow funds in the future to service debt will depend on covenants in the Credit Facilities and other debt agreements which may be entered into in the future. Future borrowings may not be available to the Trust or Precision under the Credit Facilities or from the capital markets in amounts sufficient to enable the Trust or Precision to pay obligations as they mature or to fund other liquidity needs (including the required repayments on the Bridge Facility and the Secured Facility described under “Material Debt”). If Precision is not able to obtain such borrowings or generate cash flow from operations in an amount sufficient to enable it to service and repay indebtedness, the Trust and Precision will need to refinance indebtedness or they will be in default under the agreements governing indebtedness. Such refinancing may not be available on favorable terms or at all. The inability to service, repay and/or refinance indebtedness could negatively impact the Trust’s financial condition and results of operations.

The Credit Facilities contain restrictive covenants.

Each of the Secured Facility and Bridge Facility contains a number of covenants that, among other things, restrict, the Trust’s, Precision’s and their subsidiaries’ ability to conduct certain activities. See “Material Debt”.

In addition, under the Secured Facility, Precision will be required to satisfy and maintain certain financial ratio tests, which ratios may be changed by the lenders in certain circumstances. Precision’s ability to meet such tests could be affected by events beyond its control, and Precision may not be able to meet such tests. A breach of any of these covenants could result in a default under the Secured Facility or Bridge Facility. Upon the occurrence of an event of default under the Credit Facilities, the lenders could elect to declare all amounts outstanding under the Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If Precision is unable to repay those amounts, the lenders under the Credit Facilities could proceed to foreclose or otherwise realize upon the collateral granted to them to secure that indebtedness. If the lenders under the Credit Facilities accelerate the repayment of borrowings, Precision may not have sufficient assets to repay the Credit Facilities as well as its unsecured indebtedness. The acceleration of indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross-default or cross-acceleration provisions. If indebtedness is accelerated, Precision may not be able to repay its indebtedness or borrow sufficient funds to refinance it. Even if Precision is able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable. The restrictions in the Credit Facilities may adversely affect the ability to finance future operations and capital needs and to pursue available business opportunities. Moreover, any new indebtedness incurred by Precision may impose financial restrictions and other covenants that may be more restrictive than the Credit Facilities.

The terms of Precision’s Credit Facilities may be amended by the lenders.

In order to complete a successful syndication of the Secured Facility, the Commitment Banks are entitled, prior to March 23, 2009 (extendible to May 22, 2009 at Precision’s option) in consultation with Precision, to change certain of the terms of the Credit Facilities including, without limitation, to implement additional increases in interest rates, original issue discounts and/or upfront fees, reallocate up to U.S.$250 million between the Term Loan A Facility and the Term Loan B Facility (U.S.$64 million of which was reallocated effective February 4, 2009 from the Term Loan A Facility to the Term Loan B Facility), reallocate up to U.S.$150 million between the Secured Facility and the Bridge Facility and amend certain covenants, financial ratio tests and other provisions for portions of the Secured Facility. Such changes may result in materially increased or accelerated debt service payments or debt repayments, reduce cash distributions that may be made by the Trust to Unitholders or otherwise materially adversely affect the financial position and operations of the Trust. In addition, adverse market conditions could result in higher than expected interest and/or original issue discount rates or subject the Trust to restrictive covenants that impose restrictions and limitations that are in addition to, or more restrictive than, those currently existing.

PDOS, as the successor to Grey Wolf, is subject to litigation regarding the Acquisition which could have an adverse effect.

On September 4, 2008, Howard G. Ahrens filed a class action petition in a case styled Howard G. Ahrens, On Behalf of Itself and All Others Similarly Situated v. Grey Wolf, Inc., Frank M. Brown, William T. Donovan, Thomas P. Richards, Robert E. Rose, Trevor Turbidy, Steven A. Webster, and William R. Ziegler (Cause No. 2008-53565), in the District Court of Harris County, Texas, 127th Judicial District. The petitioner, a purported Grey Wolf shareholder at the relevant time, filed suit on behalf of himself ”and all others similarly situated” alleging (1) Grey Wolf’s board of directors breached fiduciary duties owed to shareholders in connection with the Acquisition by, among other things, failing to take steps to maximize the value of Grey Wolf to public shareholders and (2) Grey Wolf aided and abetted the alleged breach of fiduciary duty by its board of directors. The plaintiff sought to enjoin the Acquisition and also asked for other relief, including an award of attorneys’ and experts’ fees. On October 27, 2008, Grey Wolf and its board of directors challenged the plaintiff’s standing to bring a direct action against the board of directors because, under Texas law, the members of the board of directors only owe fiduciary duties to Grey Wolf, not individual shareholders. The Court sustained this challenge and provided the plaintiff with the opportunity to amend his pleading, which he did on December 12, 2008. The substance of the plaintiff’s claims remained unchanged and the standing issue was re-urged. On December 18, 2008, the Court ruled in favor of Grey Wolf and the board of directors, holding that the plaintiff could not enjoin the Acquisition. As of the date of this prospectus, this action currently remains pending.

On September 4, 2008, H. Alan Caplan filed a shareholder derivative petition in a case styled H. Alan Caplan v. Steven A. Webster, William R. Ziegler, Frank M. Brown, William T. Donovan, Thomas P. Richards, Robert E. Rose, Trevor Turbidy and Grey Wolf, Inc. (Cause No. 2008-53888) in the 165th District Court of Harris County. The plaintiff asserts that he was a shareholder of Grey Wolf at the relevant time and alleges that Grey Wolf and its directors, in connection with the Acquisition, collectively and individually breached fiduciary duties of loyalty, good faith, candor and care. The lawsuit further alleges that, in connection with the Acquisition, Grey Wolf and its directors acted with negligence and/or gross negligence in (i) failing to maximize shareholder value and (ii) failing to adequately consider previous bona fide offers for Grey Wolf. The plaintiff seeks an award of monetary damages for all losses and/or damages suffered by Grey Wolf as a result of the allegations contained in the lawsuit and an award of attorneys’ and experts’ fees. On November 17, 2008, Grey Wolf challenged this lawsuit based on the plaintiff’s failure to provide the board of directors the statutorily required demand and opportunity to make a determination as to whether the lawsuit is in the best interest of the corporation. Three days after filing this challenge, the plaintiff submitted the required demand. Pursuant to Texas law, Grey Wolf’s board of directors immediately formed a committee to investigate the allegations set forth in plaintiff’s demand and, on December 23, 2008, determined that the lawsuit was not in the best interest of the corporation. On the same date,

Grey Wolf filed its motion to dismiss this lawsuit based on the board of director’s determination. As of the date of this prospectus, no action by the plaintiff has taken place since the motion to dismiss was filed.

On September 11, 2008, Charles J. Crane filed a shareholder derivative petition in a case styled Charles J. Crane Derivatively On Behalf of Grey Wolf v. Thomas P. Richards, William R. Ziegler, William T. Donovan, Steven A. Webster, Robert E. Rose, Frank M. Brown, Trevor M. Turbidy; Precision Drilling Trust, Precision Drilling Corporation, and Precision Lobos Corporation (Cause No. 2008-55129), in the 269th District Court of Harris County. The plaintiff asserts that he was a shareholder of Grey Wolf at the relevant time. The lawsuit alleges that Grey Wolf’s directors breached their fiduciary duties owed to their shareholders in connection with the Acquisition by, among other things, permitting Precision to attempt to eliminate the public shareholders’ equity interest in Grey Wolf pursuant to a defective sales process and permitting Precision to buy Grey Wolf for an unfair price. The plaintiff also alleges that Precision aided and abetted this alleged breach of fiduciary duty by Grey Wolf’s directors. The plaintiff sought to enjoin the Acquisition and also asks for other relief, including an award of attorneys’ and experts’ fees. On November 17, 2008, Grey Wolf challenged this lawsuit based on the plaintiff’s failure to provide the board of directors the statutorily required demand and opportunity to make a determination as to whether the lawsuit is in the best interest of the corporation. Two days after filing this challenge, the plaintiff submitted the required demand. Pursuant to Texas law, Grey Wolf’s board of directors immediately formed a committee to investigate the allegations set forth in plaintiff’s demand and, on December 23, 2008, determined that the lawsuit was not in the best interest of the corporation. On the same date, Grey Wolf filed its motion to dismiss this lawsuit based on the board of director’s determination. As of the date of this prospectus, no action by the plaintiff has taken place since the motion to dismiss was filed.

These lawsuits are in the early stages. Management believes that these lawsuits are without merit and PDOS intends to defend them vigorously; however, the defense may be costly and could require substantial amounts of management’s and potentially certain directors’ time, and if determined or settled in a manner adverse to PDOS, the litigation could negatively impact the Trust’s financial condition.

The Trust’s consolidated results of operations may be negatively impacted by foreign currency fluctuations.

A substantial portion of the Trust’s consolidated revenues following the Acquisition will be earned in non-Canadian currencies, primarily U.S. dollars. For purposes of financial reporting under Canadian GAAP, revenues and expenses denominated in non-Canadian currencies are translated into Canadian dollars at the average exchange rates prevailing during the year. It is expected that the Trust will continue to report its financial results in Canadian dollars. The revenues that are earned in currencies other than Canadian dollars are subject to unpredictable fluctuations if the values of non-Canadian currencies change relative to the Canadian dollar. Such fluctuations could decrease the Trust’s revenues earned in non-Canadian currencies and have a material adverse impact on its business and results of operations.

ENFORCEABILITY OF CIVIL LIABILITIES

The Trust is an unincorporated open-ended investment trust established under the laws of the Province of Alberta pursuant to the Declaration of Trust. Some of the Trust’s trustees and its subsidiaries’ directors and officers and experts named in this prospectus are residents of Canada or otherwise reside outside the United States, and a substantial portion of their assets, and a substantial portion of the Trust’s assets, are located outside the United States. The Trust has appointed an agent for service of process in the United States, but it may be difficult for holders of Trust Units who reside in the United States to effect service within the United States upon those trustees, directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Trust Units who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the civil liability of the Trust and the civil liability of the trustees, directors, officers and experts under the United States federal securities laws. The Trust has filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Trust appointed CT Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Trust in a United States court arising out of or related to or concerning an offering of Securities.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Unless provided otherwise in a Prospectus Supplement, the following is a description of a purchaser’s statutory rights. Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province in which the purchaser resides for the particulars of these rights or consult with a legal advisor.

INTEREST OF EXPERTS

Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain legal matters relating to the offering of such Securities will be passed upon on behalf of the Trust by Bennett Jones LLP, with respect to matters of Canadian law, Felesky Flynn LLP, with respect to matters of Canadian federal income tax law, and Mayer Brown LLP, with respect to matters of United States law. As at the date hereof, the partners and associates of each of Bennett Jones LLP, Felesky Flynn LLP and Mayer Brown LLP, as a group, each owned, directly or indirectly, less than 1% of the outstanding Trust Units.

AUDITORS’ CONSENT

Consent of KPMG LLP

The Board of Directors of Precision Drilling Corporation, as Administrator of Precision Drilling Trust

We have read the short form base shelf prospectus dated February 4, 2009, relating to the sale and issue of trust units, debt securities, warrants and subscription receipts of Precision Drilling Trust (the “Trust”). We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned short form base shelf prospectus of our report to the unitholders of the Trust on the consolidated balance sheets of the Trust as at December 31, 2007 and 2006 and the consolidated statements of earnings and retained earnings (deficit) and cash flow for each of the years in the three-year period ended December 31, 2007. We also consent to the incorporation by reference in the above-mentioned short form prospectus of our report to the Board of Directors of Precision Drilling Corporation as Administrator of Precision Drilling Trust and to the unitholders of the Trust on the effectiveness of internal control over financial reporting as of December 31, 2007. Our reports are dated March 20, 2008.

(signed) “KPMG LLP”

Calgary, Canada
February 4, 2009

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Precision Drilling Corporation, as Administrator of Precision Drilling Trust:

We consent to the use of our report dated February 28, 2008, except as to Notes 13 and 14, which are as of January 20, 2009, with respect to the consolidated balance sheets of Grey Wolf, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule included in the business acquisition report of Precision Drilling Trust dated January 21, 2009 which is incorporated by reference in the short form base shelf prospectus dated February 4, 2009 relating the sale and issue of trust units, debt securities, warrants and subscription receipts of Precision Drilling Trust.

Our report on the consolidated financial statements referred to above refers to a change in the methods of accounting for uncertainty in income taxes as of January 1, 2007 and accounting for stock-based compensation plans as of January 1, 2006, and differences in accounting principles generally accepted in Canada and the United States.

(signed) “KPMG LLP”

Houston, Texas
February 4, 2009

PART II
INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS
Indemnification of Certain Persons
     Under the Trust’s Declaration of Trust, each trustee of the Trust, each former trustee of the Trust, each officer of the Trust and each former officer of the Trust shall be entitled to be and shall be indemnified and reimbursed out of the assets of the Trust in respect of any and all taxes, penalties or interest in respect of unpaid taxes or other governmental charges imposed upon the trustee or officer in consequence of such person’s performance of such person’s duties under the Declaration of Trust and in respect of any and all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which the trustee, former trustee, officer or former officer is made a party by reason of being or having been a trustee or officer of the Trust or, at the request of the Trust, a director, trustee or officer of any affiliate of the Trust; provided that a trustee, former trustee, officer or former officer shall not be indemnified out of the assets of the Trust in respect of unpaid taxes or other governmental charges or in respect of such costs, charges and expenses that arise out of or as a result or in the course of his or her failure to act honestly and in good faith with a view to the best interests of the Trust, or out of or as a result of or in the course of his or her failure to exercise that degree of care, diligence or skill that a reasonably prudent person would exercise in comparable circumstances or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, where such person did not have reasonable grounds for believing that his or her conduct was lawful. A trustee, former trustee, officer or former officer shall not be entitled to satisfy any right of indemnity or reimbursement granted herein, or otherwise existing under law, except out of the assets of the Trust, and no holder of trust units or other trustee or officer shall be personally liable to any person with respect to any claim for such indemnity or reimbursement as aforesaid.
     Pursuant to the administration agreement between the Trust and Precision, Precision and any person who is serving or shall have served as a director, officer or employee of Precision shall be indemnified and saved harmless by the Trust (in each case in relation to services provided in respect of or for the benefit of such party) from and against all losses, claims, damages, liabilities, obligations, costs and expenses (including judgments, fines, penalties amounts paid in settlement and counsel and accountants’ fees) of whatsoever kind and nature incurred by, borne by or asserted against any of such indemnified parties in any way arising from or related in any manner to the administration agreement or the provision of services thereunder, unless such indemnified party is found liable for or guilty of fraud, willful default or gross negligence.
     Under the Business Corporations Act (Alberta) (the “ABCA”), Precision may indemnify a present or former director or officer or a person who acts or acted at Precision’s request as a director or officer of a body corporate of which Precision is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Precision or that body corporate, if the director or officer acted honestly and in good faith with a view to the best interests of Precision, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from Precision as a matter of right if he or she was substantially successful on the merits in the person’s defense of the action or proceeding, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnify.
     The by-laws of Precision provide that, subject to the limitations contained in the ABCA, Precision shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Precision’s request as a director or officer of a body corporate of which Precision is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of Precision or any such body corporate), and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Precision or such body corporate, if he or she acted honestly and in good faith with a view to the best interests of Precision; and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.
     The by-laws of Precision provide that Precision may, subject to the limitations contained in the ABCA, purchase and maintain such insurance for the benefit of its directors and officers as such, as the board of directors of Precision may from time to time determine.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.

EXHIBITS

Exhibit
Number	Description

4.1	Annual Information Form of Precision Drilling Trust for the year ended December 31, 2007, dated March 25, 2008 (included as part of the Form 40-F filed with the Securities and Exchange Commission on March 28, 2008 and incorporated by reference herein).

4.2	Audited comparative consolidated financial statements of Precision Drilling Trust as at December 31, 2007 and 2006, the notes thereto, the auditors’ report thereon and the auditors’ report on internal controls over financial reporting as of December 31, 2007 (included as part of the Form 40-F filed with the Securities and Exchange Commission on March 28, 2008 and incorporated by reference herein).

4.3	Management’s discussion and analysis of financial condition and results of operations of Precision Drilling Trust as at and for the year ended December 31, 2007 (included as part of the Form 40-F filed with the Securities and Exchange Commission on March 28, 2008 and incorporated by reference herein).

4.4	Unaudited interim comparative consolidated financial statements of Precision Drilling Trust for the three and nine month periods ended September 30, 2008 (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 13, 2008 and incorporated by reference herein).

4.5	Management’s discussion and analysis of financial condition and results of operations of Precision Drilling Trust for the three and nine month periods ended September 30, 2008 (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 13, 2008 and incorporated by reference herein).

4.6	The supplemental note entitled “Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles” for the nine month periods ended September 30, 2008 and 2007 (filed with the Securities and Exchange Commission as part of a Form 6-K report on December 12, 2008 and incorporated by reference herein).

4.7	Information Circular of the Trust dated March 28, 2008 (filed with the Securities and Exchange Commission as part of a Form 6-K report on April 9, 2008 and incorporated by reference herein).

**4.8	Material change report dated August 28, 2008.

**4.9	Material change report dated December 19, 2008.

**4.10	Material change report dated December 23, 2008.

4.11	Business acquisition report of the Trust dated December 23, 2008 (filed with the Securities and Exchange Commission as part of a 6-K report on January 21, 2009 and incorporated by reference herein).

*4.12	Consent of KPMG Calgary to be filed with the Alberta Securities Commission.

*4.13	Consent of KPMG Houston to be filed with the Alberta Securities Commission.

Exhibit
Number	Description

*5.1	Consent of KPMG Calgary.

*5.2	Consent of KPMG Houston.

*5.3	Consent of Bennett Jones LLP.

*5.4	Consent of Mayer Brown LLP.

*5.5	Consent of Felesky Flynn LLP.

**6.1	Power of attorney.

*	Filed herewith.

**	Previously filed.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process
(a)	Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.
(b)	Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment of Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 5th day of February, 2009.

PRECISION DRILLING TRUST, by its administrator, Precision Drilling Corporation
By:	/s/ Douglas J. Strong
Douglas J. Strong
Chief Financial Officer, Precision Drilling Corporation

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin A. Neveu	Chief Executive Officer,	February 5, 2009

Kevin A. Neveu	Precision Drilling Corporation

/s/ Douglas J. Strong	Chief Financial Officer,	February 5, 2009

Douglas J. Strong	Precision Drilling Corporation

/s/ Leonard C. Gambles	Chief Accounting Officer,	February 5, 2009

Leonard C. Gambles	Precision Drilling Corporation

*	Trustee	February 5, 2009

Robert J.S. Gibson

*	Trustee	February 5, 2009

Allen R. Hagerman, FCA

*	Trustee	February 5, 2009

Patrick M. Murray

*/s/ Douglas J. Strong

Douglas J. Strong, Attorney-in-fact

III-2

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Precision Drilling Trust in the United States, on February 5, 2009 in Houston, Texas.

Precision Drilling Corporation (Authorized Representative)
By:	/s/ Kenneth J. Haddad
Kenneth J. Haddad
Vice President

III-3

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Annual Information Form of Precision Drilling Trust for the year ended December 31, 2007, dated March 25, 2008 (included as part of the Form 40-F filed with the Securities and Exchange Commission on March 28, 2008 and incorporated by reference herein).

4.2	Audited comparative consolidated financial statements of Precision Drilling Trust as at December 31, 2007 and 2006, the notes thereto, the auditors’ report thereon and the auditors’ report on internal controls over financial reporting as of December 31, 2007 (included as part of the Form 40-F filed with the Securities and Exchange Commission on March 28, 2008 and incorporated by reference herein).

4.3	Management’s discussion and analysis of financial condition and results of operations of Precision Drilling Trust as at and for the year ended December 31, 2007 (included as part of the Form 40-F filed with the Securities and Exchange Commission on March 28, 2008 and incorporated by reference herein).

4.4	Unaudited interim comparative consolidated financial statements of Precision Drilling Trust for the three and nine month periods ended September 30, 2008 (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 13, 2008 and incorporated by reference herein).

4.5	Management’s discussion and analysis of financial condition and results of operations of Precision Drilling Trust for the three and nine month periods ended September 30, 2008 (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 13, 2008 and incorporated by reference herein).

4.6	The supplemental note entitled “Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles” for the nine month periods ended September 30, 2008 and 2007 (filed with the Securities and Exchange Commission as part of a Form 6-K report on December 12, 2008 and incorporated by reference herein).

4.7	Information Circular of the Trust dated March 28, 2008 (filed with the Securities and Exchange Commission as part of a Form 6-K report on April 9, 2008 and incorporated by reference herein).

**4.8	Material change report dated August 28, 2008.

**4.9	Material change report dated December 19, 2008.

**4.10	Material change report dated December 23, 2008.

4.11	Business acquisition report of the Trust dated December 23, 2008 (filed with the Securities and Exchange Commission as part of a 6-K report on January 21, 2009 and incorporated by reference herein).

*4.12	Consent of KPMG Calgary to be filed with the Alberta Securities Commission.

*4.13	Consent of KPMG Houston to be filed with the Alberta Securities Commission.

E-1

Exhibit
Number	Description

*5.1	Consent of KPMG Calgary.

*5.2	Consent of KPMG Houston.

*5.3	Consent of Bennett Jones LLP.

*5.4	Consent of Mayer Brown LLP.

*5.5	Consent of Felesky Flynn LLP.

**6.1	Power of attorney.

*	Filed herewith.

**	Previously filed.

E-2